                                                                     Exhibit 2.1


                               PURCHASE AGREEMENT

                                  dated as of

                                 March 9, 1999,

                            AS AMENDED AND RESTATED

                                     as of

                                 May 11, 1999,

                                     among

                         R. J. REYNOLDS TOBACCO COMPANY

                               RJR NABISCO, INC.

                                      and

                               JAPAN TOBACCO INC.

                               TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE
                                                                            ----
                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  Definitions....................................................2

                                   ARTICLE 2
                               PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale...............................................9
SECTION 2.02.  Purchase Price.................................................10
SECTION 2.03.  Closing........................................................10
SECTION 2.04.  Subsequent Closings............................................10
SECTION 2.05.  Closing Financial Statements...................................12
SECTION 2.06.  Adjustment of Purchase Price...................................16
SECTION 2.07.  Allocation of Purchase Price...................................17

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

SECTION 3.01.  Corporate Existence and Power..................................18
SECTION 3.02.  Corporate Authorization........................................18
SECTION 3.03.  Governmental Authorization.....................................18
SECTION 3.04.  Noncontravention...............................................19
SECTION 3.05.  Capitalization.................................................19
SECTION 3.06.  Ownership of Shares............................................20
SECTION 3.07.  Subsidiaries...................................................20
SECTION 3.08.  Financial Statements...........................................20
SECTION 3.09.  Absence of Certain Changes.....................................21
SECTION 3.10.  No Undisclosed Material Liabilities............................22
SECTION 3.11.  Intercompany Accounts..........................................23
SECTION 3.12.  Material Contracts.............................................23
SECTION 3.13.  Litigation.....................................................24
SECTION 3.14.  Compliance with Laws and Court Orders..........................25
SECTION 3.15.  Intellectual Property..........................................25
SECTION 3.16.  Insurance Coverage.............................................25
SECTION 3.17.  Finders' Fees..................................................26
SECTION 3.18.  Environmental Matters..........................................26
SECTION 3.19.  Year 2000 Compliance...........................................26
SECTION 3.20.  Necessary Property.............................................27
SECTION 3.21.  Sellers' Group.................................................27

                                                                           PAGE
                                                                           ----

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 4.01.  Corporate Existence and Power..................................27
SECTION 4.02.  Corporate Authorization........................................28
SECTION 4.03.  Governmental Authorization.....................................28
SECTION 4.04.  Noncontravention...............................................28
SECTION 4.05.  Financing......................................................28
SECTION 4.06.  Purchase for Investment........................................29
SECTION 4.07.  Litigation.....................................................29
SECTION 4.08.  Finders' Fees..................................................29
SECTION 4.09.  Inspections; No Other Representations..........................29

                                   ARTICLE 5
                              COVENANTS OF SELLERS

SECTION 5.01.  Conduct of the RJRI Companies..................................30
SECTION 5.02.  Access to Information..........................................31
SECTION 5.03.  Resignations...................................................32
SECTION 5.04.  Related Agreements.............................................32
SECTION 5.05.  Delivery of Director Qualifying Shares.........................32

                                   ARTICLE 6
                               COVENANTS OF BUYER

SECTION 6.01.  Confidentiality................................................32
SECTION 6.02.  Related Agreements.............................................33
SECTION 6.03.  Guarantees of RJRI Group Indebtedness..........................33
SECTION 6.04.  Transfer and Assignment of Purchased IPRs......................33

                                   ARTICLE 7
                         COVENANTS OF BUYER AND SELLERS

SECTION 7.01.  Best Efforts; Further Assurances...............................34
SECTION 7.02.  Certain Filings................................................35
SECTION 7.03.  Public Announcements...........................................35
SECTION 7.04.  Intercompany Accounts..........................................35
SECTION 7.05.  Notices of Certain Events......................................35

                                                                            PAGE
                                                                            ----
                                   ARTICLE 8
                                  TAX MATTERS

SECTION 8.01.  Tax Definitions................................................36
SECTION 8.02.  Tax Representations............................................36
SECTION 8.03.  Tax Covenants..................................................37
SECTION 8.04.  Cooperation on Tax Matters.....................................38
SECTION 8.05.  Indemnification by Sellers.....................................38

                                   ARTICLE 9
                               EMPLOYEE BENEFITS

SECTION 9.01.  Definitions....................................................40
SECTION 9.02.  Representations................................................42
SECTION 9.03.  RJRI Employees.................................................43
SECTION 9.04.  Sellers' U.S. Pension Plans
          ....................................................................45
SECTION 9.05.  Sellers' U.S. Individual Account Plans.........................45
SECTION 9.06.  Certain Incentive Benefits.....................................46
SECTION 9.07.  Allocation of Certain Liabilities..............................46

                                   ARTICLE 10
                             CONDITIONS TO CLOSING

SECTION 10.01.  Conditions to Obligations of Buyer and Sellers................48
SECTION 10.02.  Conditions to Obligations of Buyer............................48
SECTION 10.03.  Conditions to Obligations of Sellers..........................49

                                   ARTICLE 11
                           SURVIVAL; INDEMNIFICATION

SECTION 11.01.  Survival......................................................50
SECTION 11.02.  Indemnification...............................................50
SECTION 11.03.  Procedures....................................................52
SECTION 11.04.  Calculation of Damages........................................52
SECTION 11.05.  Assignment of Claims..........................................53
SECTION 11.06.  Exclusivity of Remedies.......................................53

                                                                            PAGE
                                                                            ----
                                   ARTICLE 12
                                  TERMINATION

SECTION 12.01.  Grounds for Termination.......................................54
SECTION 12.02.  Effect of Termination.........................................54

                                   ARTICLE 13
                                 MISCELLANEOUS

SECTION 13.01.  Notices.......................................................55
SECTION 13.02.  Amendments and Waivers........................................56
SECTION 13.03.  Expenses......................................................56
SECTION 13.04.  Successors and Assigns........................................56
SECTION 13.05.  Governing Law.................................................57
SECTION 13.06.  Jurisdiction..................................................57
SECTION 13.07.  WAIVER OF JURY TRIAL..........................................57
SECTION 13.08.  Counterparts; Third Party Beneficiaries.......................57
SECTION 13.09.  Entire Agreement..............................................58
SECTION 13.10.  Captions......................................................58
SECTION 13.11.  Disclosure Letter.............................................58

EXHIBIT A  -  Intellectual Property Agreement
EXHIBIT B  -  Puerto Rico Transfer Agreement
EXHIBIT C  -  Production Agreement
EXHIBIT D  -  Puerto Rico Production Agreement
EXHIBIT E  -  Cast Sheet Agreement
EXHIBIT F  -  Transitional Services Agreement
EXHIBIT G  -  Puerto Rico Transitional Services Agreement
EXHIBIT H  -  Document Preservation and Access Agreement
              and Defense Cooperation Agreement
EXHIBIT I  -  List of Companies to be Sold
EXHIBIT J  -  Allocation of Purchase Price
EXHIBIT K  -  List of Companies to be Sold Post-Closing
EXHIBIT L  -  Flow of Funds
EXHIBIT M  -  Contracts Assigned to Buyer (or its Affiliates)
EXHIBIT N  -  Additional Assets and Liabilities
EXHIBIT O  -  Supplemental Disclosure Schedule

                               PURCHASE AGREEMENT


     PURCHASE AGREEMENT dated as of March 9, 1999, as amended and restated as of May 11, 1999, among JAPAN TOBACCO INC., a Japanese corporation ("Buyer"), R.
J. REYNOLDS TOBACCO COMPANY, a New Jersey corporation ("RJRT"), and RJR NABISCO, INC., a Delaware corporation ("RJRN" and, together with RJRT, the "Sellers").

                             W I T N E S S E T H :

     WHEREAS, Buyer and Sellers entered into a Purchase Agreement dated as of March 9, 1999 (the "Purchase Agreement");

     WHEREAS, the parties hereto desire to amend and restate the Purchase Agreement as of May 11, 1999, as set forth herein;

     WHEREAS, Sellers (and certain of their direct or indirect subsidiaries) are the record and beneficial owners of the Shares (as defined below) of each of the RJRI Companies (as defined below) and desire to sell the Shares and the Purchased Assets (as defined below) to Buyer, and Buyer desires to (or to have one or more of its direct or indirect subsidiaries) purchase the Shares of each of the RJRI Companies and the Purchased Assets from Sellers (or their direct or indirect subsidiaries), upon the terms and subject to the conditions set forth below;

     WHEREAS, Sellers and Buyer (and/or their Affiliates, as appropriate) will enter into agreements on and as of the Closing Date providing for the sale, conveyance, transfer, assignment and delivery of (i) the Purchased IPRs (as defined below), pursuant to the Intellectual Property Agreement attached hereto as Exhibit A (the "IPR Agreement") and (ii) the Puerto Rico Plant (as defined below) pursuant to the Puerto Rico Transfer Agreement attached hereto as Exhibit B (the "Transfer Agreement") providing for the transfer of all of the assets and assumption of all of the liabilities, in each case relating to the Puerto Rico Plant on the Closing Date (as defined below);

     WHEREAS, the RJRI Companies conduct an international business involving
(i) the manufacture, marketing, sale and distribution of tobacco products for sale outside of the United States (as defined below), (ii) the manufacture of tobacco products in Puerto Rico for export outside of the United States and
(iii) a brand diversification business outside the United States (collectively, the "Business");

     WHEREAS, Buyer and Sellers (and/or their Affiliates, as appropriate) on and as of the Closing Date will enter into (i) the Production Agreement attached as Exhibit C hereto (the "Production Agreement") for the supply of tobacco products by Sellers' Group (as defined below) to Buyer, its Affiliates (as defined below) or the RJRI Group (as defined below) for use in the Business following the Closing, (ii) the Puerto Rico Production Agreement attached hereto as Exhibit D hereto (the "Puerto Rico Production Agreement") for the supply of tobacco products by the Puerto Rico Plant to Sellers' Group after the Closing and (iii) the Cast Sheet Agreement attached as Exhibit E hereto (the "Cast Sheet Agreement") for the supply of Cast Sheet by the RJRI Group to Sellers' Group after the Closing; and

     WHEREAS, Buyer and Sellers (and/or their Affiliates, as appropriate) on and as of the Closing Date will enter into (i) the Transitional Services Agreement attached as Exhibit F hereto (the "Transitional Services Agreement") relating to certain services to be performed by members of Sellers' Group for the benefit of Buyer, its Affiliates or the RJRI Group following the Closing to permit an orderly transition of ownership of the Business and (ii) the Puerto Rico Transitional Services Agreement attached as Exhibit G hereto (the "Puerto Rico Transitional Services Agreement") relating to services to be performed by the RJRI Group for the benefit of Sellers' Group following the Closing and
(iii) the Document Preservation and Access Agreement and the Defense Cooperation Agreement attached as Exhibit H hereto (the "Litigation Agreements").

     The parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the RJRI Companies or any Subsidiary shall be considered an Affiliate of Sellers or Buyer, but shall be considered an Affiliate of Buyer immediately after the Closing Date and further provided that the Government of Japan shall not be considered an Affiliate of Buyer. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Balance Sheet" means the audited combined balance sheet of the RJRI Group as of December 31, 1998.

     "Balance Sheet Date" means December 31, 1998.

     "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York or in Tokyo, Japan.

     "Capital Stock" means the capital stock of each of the RJRI Companies set forth on Exhibit I hereto.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986.

     "Confidentiality Agreement" means the confidentiality agreement between RJRN and Buyer dated December 14, 1998.

     "Disclosure Letter" means the letter from Sellers to Buyer that is identified as the disclosure letter and that is dated the date of this Agreement.

     "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Entity relating to the environment, the effect of the environment on human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "Environmental Liabilities" means any and all liabilities arising in connection with or in any way relating to the Business (as currently or previously conducted), the RJRI Group or any activities or operations occurring or conducted at the real property used or held for use in the conduct of the Business (together with all buildings, fixtures and improvements thereon and, also including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law, whether now or hereinafter in effect, (including, without limitation, any matter disclosed or required to be disclosed in the Disclosure Letter pursuant to Section 3.18).

     "Excluded Liabilities" means any and all liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or related to the matters described in paragraphs 22, 23 or 24 of Section 3.13 of the Disclosure Letter or otherwise arising out of or related to activities of Northern Brands International, Inc. or its employees.

     "GAAP" means generally accepted accounting principles in the United
States.

     "Governmental Entity" means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, without limitation, any central bank or taxing authority) or instrumentality (including, without limitation, any court or tribunal) in any jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substances" means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, or identified pursuant to, any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Intellectual Property Right" means any trademark, service mark, trade name, trade dress, invention, patent, trade secret, copyright, rights in designs, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "knowledge of Sellers", "Sellers' knowledge" or any other similar knowledge qualification in this Agreement means to the actual knowledge of any senior vice president or more senior executive officer of R. J. Reynolds International B.V. (Hilversum), Geneva branch.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

     "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Business taken as a whole, except any such effect resulting from or arising in connection with (i) any of the Transaction Documents, the transactions contemplated by the Transaction Documents or the announcement thereof, (ii) changes or conditions (including changes in GAAP, law, regulation or judicial or other interpretation) affecting the tobacco industry generally or any particular markets in which the Business is operated, (iii) changes in economic, financial market, regulatory or political conditions generally or in particular markets in which the Business is operated or (iv) any matters disclosed in the Disclosure Letter.

     "1934 Act" means the Securities Exchange Act of 1934.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (or any equivalent in any jurisdiction).

     "Puerto Rico Plant" means the real property, and personal property appurtenant thereto, located in Puerto Rico currently used in the operation of the Business primarily in connection with (i) the manufacture of tobacco products and (ii) the sale, marketing and distribution of tobacco products outside the United States, but shall exclude the real property, and personal property appurtenant thereto, located in Puerto Rico currently used by the Sellers' Group or the RJRI Group exclusively in connection with the sale, marketing and distribution of tobacco products in the United States, as more particularly defined in the Transfer Agreement.

     "Purchased Assets" means the Purchased IPRs and the Puerto Rico Plant.

     "Purchased IPRs" means the Intellectual Property Rights identified on
Schedule 1.01(a).

     "RJRI Companies" means the companies listed on Exhibit I hereto.

     "RJRI Group" means the RJRI Companies and their Subsidiaries.

     "RJRI Liabilities" means all debts, obligations, contracts and liabilities of any member of either the RJRI Group or the Sellers' Group (or any predecessor of any member of either the RJRI Group or the Sellers' Group or any prior owner of all or part of their businesses or assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent, indirect or derivative, or otherwise) in any way relating to or arising out of the conduct of the Business, in whole or in part, including without limitation, (i) all liabilities set forth on the April 30 Balance Sheet; (ii) all liabilities relating to any Sellers' Group Guarantee remaining outstanding after the Closing; (iii) all liabilities of any member of the Sellers' Group arising on or after the Closing Date under the contracts and agreements listed on Exhibit M or to any other contracts, agreements, licenses, permits or approvals relating to the Business that are assigned or otherwise transferred by any member of the Sellers' Group to, and assumed by, any member of the RJRI Group,
(iv) all Environmental Liabilities; (v) all liabilities and obligations arising out of any action, suit, investigation or proceeding before any arbitrator or Governmental Entity listed in the Disclosure Letter; (vi) all liabilities and obligations arising out of any action, suit, investigation or proceedings before any arbitrator or Governmental Entity which may at any time (whether past, present or future) be made, commenced, asserted or pursued that in any way are based upon or arise from tobacco products of any description consumed or intended to be consumed outside of the United States, including, without limitation, all such liabilities and obligations relating to or arising in any way from (A) the manufacture, marketing, development, advertising, research, distribution or sale of such products on or before the Closing Date and (B) any statement or other actions or omissions of any member of either the RJRI Group or the Sellers' Group (or any predecessor of any member of either the RJRI Group or the Sellers' Group or any prior owner of all or part of their businesses or assets) made or occurring on or before the Closing Date relating to such products, (vii) all liabilities and obligations relating to any products manufactured or sold by the Business at any time, including without limitation all warranty obligations and product liabilities and any liability or obligation relating to the health effects of, or exposure to, any products manufactured or sold by the Business at any time and (viii) except as expressly provided in Article 9, all liabilities or obligations relating to employee benefits or compensation arrangements existing on or prior to the Closing Date with respect to any employee or former employee of the Business. Notwithstanding the foregoing, "RJRI Liabilities" shall exclude the liabilities for which Buyer or its Affiliates are expressly indemnified by Sellers pursuant to this Agreement.

     "Sellers' Group" means Sellers and their respective Affiliates (exclusive of any member of the RJRI Group).

     "Sellers' Group Guarantees" means the guarantees by members of Sellers' Group of indebtedness of any member of the RJRI Group listed on Schedule 6.03.

     "Sellers Product Liabilities" means all liabilities and obligations of any member of either the RJRI Group or the Sellers' Group (or any predecessor of any member of either the RJRI Group or the Sellers' Group or any prior owner of all or part of their businesses or assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent, indirect or derivative, or otherwise) arising out of any action, suit, investigation or proceeding before any arbitrator or Governmental Entity which may at any time (whether past, present or future) be made, commenced, asserted or pursued that are in any way based upon or arise from tobacco products of any description consumed or intended to be consumed in the United States (exclusive of any such liabilities and obligations in any way based upon or arising from the manufacture, marketing, development, advertising, research, distribution or sale of tobacco products by Buyer or its Affiliates on or before the Closing
Date), including, without limitation, all such liabilities and obligations relating to or arising in any way from (A) the manufacture, marketing, development, advertising, research, distribution or sale of such products on or before the Closing Date and (B) any statement or other actions or omissions of any member of either the RJRI Group or the Sellers' Group (or any predecessor of any member of either the RJRI Group or the Sellers' Group or any prior owner of all or part of their businesses or assets) made or occurring on or before the Closing Date.

     "Shares" means the shares of Capital Stock referred to in Exhibit I hereto.

     "Special Purpose Accounting Basis" means the basis of accounting and reporting for special purpose financial presentations. The Special Purpose Accounting Basis shall conform with GAAP, applied on a basis consistent with those used in preparing the Pro Forma Balance Sheet (except as may be indicated in the notes thereto), except that: (i) accounting standards which become effective after December 31, 1998 will not be adopted; (ii) intangible assets (including, without limitation, goodwill, patents, trademarks, deferred expenses and unamortized debt discount) will not be amortized or otherwise adjusted subsequent to December 31, 1998 and (iii) any currency translation adjustments recorded on the Pro Forma Balance Sheet will not be adjusted subsequent to December 31, 1998.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any of the RJRI Companies.

     "Transaction Documents" means this Agreement, the Production Agreement, the Transitional Services Agreement, the IPR Agreement, the Transfer Agreement, the Puerto Rico Production Agreement, the Cast Sheet Agreement, the Puerto Rico Transitional Services Agreement, the Litigation

Agreements and the documents referred to in Sections 2.03(b) and (c) and 2.04(a)(ii), 2.04(b)(ii), (d), (e) and (f).

     "United States" means the United States of America and each of its territories, commonwealths and possessions (including, without limitation, Puerto Rico) but shall not include U.S. embassies and consulates, U.S. military installations located outside the United States and worldwide duty-free sales.

     Any reference in this Agreement to a statute shall be to such statute, as in effect on the date of this Agreement, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

     Term                                                           Section

     April 30 Balance Sheet                                          2.05(a)
     April 30 Stockholder's Equity                                   2.05(a)
     Alternative Sale                                               12.01
     Base Stockholder's Equity                                       2.05
     Business                                                      Recitals
     Business IPRs                                                   3.15(a)
     Buyer                                                         Preamble
     Cast Sheet Agreement                                          Recitals
     Claim                                                          11.03
     Closing                                                         2.03
     Closing Stockholder's Equity                                    2.04
     Condition                                                       2.04(b)
     Damages                                                        11.02
     Exhibit K Companies                                             2.03
     Exhibit K Company Closing                                       2.04(b)
     Fair Market Value                                               2.04(b)
     Final Stockholder's Equity                                      2.05
     Indemnified Party                                              11.03
     Indemnifying Party                                             11.03
     IPR Agreement                                                 Recitals
     Litigation Agreements                                         Recitals
     Loss                                                            8.05
     May 31 Balance Sheet                                            2.05(b)
     May 31 Stockholder's Equity                                     2.05
     Net May Financing                                               2.05
     Post-Closing Tax Period                                         8.01

     Term                                                               Section

     Potential Contributor                                              11.05
     Pre-Closing Tax Period                                              8.01
     Production Agreement                                               Recitals
     Pro Forma Balance Sheet                                             3.08
     Pro Forma Financial Statements                                      3.08(b)
     Puerto Rico Production Agreement                                   Recitals
     Puerto Rico Transitional Services Agreement                        Recitals
     Purchase Agreement                                                 Recitals
     Purchase Price                                                      2.01
     Returns                                                             8.02
     RJRI Company Securities                                             3.05
     RJRN                                                               Preamble
     RJRT                                                               Preamble
     Sellers                                                            Preamble
     Subsidiary Securities                                               3.07
     Tax                                                                 8.01
     Tax Benefit                                                         8.05
     Taxing Authority                                                    8.01
     Third Party Claim                                                  11.03
     Transfer Agreement                                                 Recitals
     Transitional Services Agreement                                    Recitals
     Year 2000 Complaint                                                 3.19(a)



                                   ARTICLE 2
                               PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, (i) Sellers agree to sell, or to cause one or more of their direct or indirect subsidiaries to sell to Buyer, and Buyer agrees to purchase (or to cause one or more of its direct or indirect subsidiaries to purchase) from Sellers or such subsidiary or subsidiaries, the Shares free from all Liens and together with all rights attaching thereto and (ii) Buyer agrees to acquire or to cause one or more of its direct or indirect subsidiaries to acquire, and Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer free and clear of all Liens (except as indicated in Section 3.15 of the Disclosure Letter) (x) all of the right, title and interest in, to and under the Purchased IPRs contemplated to be transferred pursuant to the IPR Agreement,

(y) all of the right, title and interest of any member of the Sellers' Group in and to the Puerto Rico Plant pursuant to the Transfer Agreement and (z) the other assets and liabilities transferred hereunder.

     SECTION 2.02. Purchase Price. The aggregate purchase price for the Shares, Purchased Assets and the other assets and liabilities transferred hereunder (the "Purchase Price") is $7,832,539,000.00 in cash. The Purchase Price shall be paid as provided in Sections 2.03 and 2.04 and shall be subject to adjustment as provided in Section 2.05.

     SECTION 2.03. Closing. The closing (the "Closing") of the purchase and sale of the Shares (other than Shares of the Companies listed on Exhibit K (collectively, the "Exhibit K Companies"), R.J. Reynolds Berhad, Tanzania Cigarette Company and R.J. Reynolds (Thailand) Inc.) and the Purchased Assets shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on May 11, 1999, or at such other time or place as Buyer and Sellers may agree. At the Closing:

     (a) Buyer shall deliver to Sellers an aggregate of $7,544,305,000.00 in immediately available funds by wire transfer to the accounts of Sellers or one or more of their Affiliates with banks designated by Sellers on Exhibit L (transactions 1 through 6 thereof).

     (b) Sellers shall deliver to Buyer (i) certificates for the Shares (other than Shares of Exhibit K Companies, R.J. Reynolds Berhad, Tanzania Cigarette Company and R.J. Reynolds (Thailand) Inc.) duly endorsed or accompanied by stock powers duly endorsed in blank or such other documents as may be required to effect transfer thereof in any applicable jurisdiction and (ii) such documents as the parties and their respective counsel shall deem reasonably necessary to assign to Buyer or any of its designated Affiliates the contracts and agreements listed on Exhibit M.

     (c) Sellers and Buyer (or their respective Affiliates) shall enter into, or have previously entered into, each of the Transaction Documents, and, subject to the provisions hereof, Sellers shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

     SECTION 2.04. Subsequent Closings. (a) On May 12, 1999, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, or at such other time or place as Buyer and Sellers may agree, (i) Buyer shall deliver to

Sellers an aggregate of $277,685,000.00 in immediately available funds by wire transfer to accounts of Sellers or one or more of their Affiliates with banks or brokers designated by Sellers on Exhibit L (transactions 7 and 8 thereof) and (ii) Sellers shall deliver to Buyer, certificates for Shares of R.J. Reynolds Berhad and Tanzania Cigarette Company duly endorsed or accompanied by stock powers duly endorsed in blank or such other documents as may be required to effect transfer thereof in any applicable jurisdiction. The parties acknowledge that the purchase and sale of Shares of R.J. Reynolds Berhad will take place pursuant to a brokerage transaction in Malaysia, with a trade date of May 12, 1999 and a clearing date of May 19, 1999.

     (b) The closing for Shares of each Exhibit K Company (each, an "Exhibit K Company Closing") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than eight Business Days, after satisfaction of the condition set forth opposite the applicable Exhibit K Company's name under the heading "Condition", or at such other time or place as Buyer and Sellers may agree. At an Exhibit K Company Closing:

          (i) Buyer shall deliver to Sellers the amount set forth opposite the applicable Exhibit K Company's name under the heading "Fair Market Value" in immediately available funds by wire transfer to accounts of Sellers or one or more of their Affiliates with banks designated by Sellers on Exhibit L.

          (ii) Sellers shall deliver to Buyer certificates for Shares of the applicable Exhibit K Company duly endorsed or accompanied by stock powers duly endorsed in blank or such other documents as may be required to effect transfer thereof in any applicable jurisdiction.

     (c) Sellers and Buyer hereby acknowledge that (i) Buyer and its Affiliates are, to the extent permitted by applicable law, authorized to and shall operate each Exhibit K Company and R.J. Reynolds (Thailand) Inc. for the account of Buyer and its Affiliates from the Closing Date through the Closing applicable to such Exhibit K Company or R.J. Reynolds (Thailand) Inc. and (ii) the closing financial statements described in Section 2.05 will be prepared as if the closings described in Section 2.04 took place on the Closing Date, so as to include R.J. Reynolds Berhad, Tanzania Cigarette Company, the Exhibit K Companies and R.J. Reynolds (Thailand) Inc. in such financial statements. The parties agree to make appropriate adjustments and take appropriate actions consistent with this Agreement in the event a closing under Section 2.04 does not take place by December 31, 1999.

     (d) The closing in respect of R.J. Reynolds (Thailand) Inc. will take place at such time as reasonably requested by Buyer, in which case Seller shall deliver to Buyer certificates for the Shares of R.J. Reynolds (Thailand) Inc. duly endorsed or accompanied by stock powers duly endorsed in blank, or pursuant to such other mutually satisfactory arrangements as the parties hereto may agree.

     (e) Effective as of the Closing Date, an Affiliate of Buyer will be directly or indirectly responsible for the lease payments in respect of the office used by the U.S. RJRTI Employees at Suite 1803, 9130 South Dadeland Boulevard, Miami, Florida. Such responsibility will be discharged either through payments made pursuant to the Transitional Services Agreement, a sublease or a direct assumption of such lease. In consideration for such assumption, following the Closing Sellers will assign, or cause to be assigned to any Affiliate of Buyer, the furniture, office equipment and other personal property used by the US. RJRTI Employees at such location.

     (f) After the Closing, the parties hereto will use their best efforts to cause Sellers' Group to assign to the RJRI Group the assets and liabilities relating to the ledger entries set forth on Exhibit N hereto (the "Additional Assets and Liabilities"), to the extent that such assets and liabilities exist on the Closing Date. Effective as of the Closing, the RJRI Group will have the benefits of such assets and will be responsible for discharging such liabilities.

     SECTION 2.05. Closing Financial Statements. (a) As promptly as practicable, but no later than July 12, 1999, Sellers will cause to be prepared and delivered to Buyer the April 30 Balance Sheet. As promptly as practicable, but no later than August 12, 1999, Buyer will cause to be prepared and delivered to Sellers the May 31 Balance Sheet. Within 20 Business Days of agreement or determination of the April 30 Stockholder's Equity or the May 31 Stockholder's Equity pursuant to Sections 2.05(b) and 2.05(c) respectively (whichever is later), Sellers shall deliver to Buyer a certificate based on such April 30 Stockholder's Equity and May 31 Stockholder's Equity setting forth Sellers' calculation of Closing Stockholder's Equity. The "April 30 Balance Sheet" means the audited balance sheet of the RJRI Group, adjusted to present fairly the pro forma combined financial position of the RJRI Group as at the close of business on April 30, 1999 in accordance with the Special Purpose Accounting Basis and assumptions, adjustments and accounting policies and practices otherwise consistent with those used in preparing the Pro Forma Balance Sheet (as defined in Section 3.08). The "May 31 Balance Sheet" means the unaudited balance sheet of the RJRI Group, adjusted to present fairly the pro forma combined financial position of the RJRI Group as at the close of business on May 31, 1999 in accordance with the Special Purpose Accounting Basis and assumptions, adjustments and accounting policies and practices otherwise consistent with those used in preparing the Pro Forma Balance Sheet, provided that the May 31 Balance Sheet will exclude any capital contributions, capital reductions, dividends or any other similar financial transactions between Buyer and its Affiliates, on the one hand, and the RJRI Group, on the other hand, on or after the Closing. Buyer agrees to conduct the Business in the ordinary course consistent with past practice during the period from the Closing through May 31, 1999 and the parties agree that the operating results of the RJRI Group for the month ended May 31, 1999 will not include discretionary expenses that relate to periods after May 31, 1999 except to the extent such expenses would have been incurred in the ordinary course of business consistent with past practice. Each of the April 30 Balance Sheet and the May 31 Balance Sheet shall have at least the same level of detail as the Pro Forma Balance Sheet and include line items consistent with those in the Pro Forma Balance Sheet. "April 30 Stockholder's Equity" means the combined stockholder's equity (i.e., RJRN's Investment) of the RJRI Group as shown on the April 30 Balance Sheet. "May 31 Stockholder's Equity" means the combined stockholder's equity (i.e., RJRN's Investment) of the RJRI Group as shown on the May 31 Balance Sheet. The April 30 Stockholder's Equity and the May 31 Stockholder's Equity shall exclude (A) the effect (including the tax effect) of any act, event or transaction occurring on or after the Closing Date and not in the ordinary course of the operation of the Business, (B) any accounting for deferred income tax assets or liabilities, (C) any write up or write down of assets (other than current assets) from their historic depreciated or amortized carrying cost to reflect any higher or lower market value and (D) any reserves established on or after the Closing Date for any contingent liabilities that are reflected in the Disclosure Letter or that were otherwise previously disclosed to Buyer. Each of the April 30 Stockholder's Equity and the May 31 Stockholder's Equity shall be calculated in accordance with the Special Purpose Accounting Basis and assumptions, adjustments and accounting policies and practices otherwise consistent with those used in preparing the Pro Forma Financial Statements (as defined in Section 3.08). "Closing Stockholder's Equity" means the sum of

          (i)  the April 30 Stockholder's Equity;

          (ii) .3158 multiplied by the result of (x) May 31 Stockholder's Equity less the April 30 Stockholder's Equity less (y) the aggregate amounts paid by members of the Sellers' Group to members of the RJRI Group less the aggregate amounts paid by members of the RJRI Group to members of the Sellers' Group as a result of capital contributions, capital reductions, dividends or any other similar financial transactions from May 1, 1999 to and including the Closing Date between members of the RJRI Group and members of the Sellers' Group (collectively, the "Net May Financing", which will be a negative number if amounts paid to Sellers' Group exceed amounts paid by Sellers' Group); and

          (iii) the amount of the Net May Financing.

     Anything herein to the contrary notwithstanding, (i) members of the RJRI Group or the Sellers' Group, as the case may be, shall discharge commercial accounts payable and other commercial payment obligations to members of the Sellers' Group or the RJRI Group, as the case may be, in the ordinary course of business and in accordance with their terms and (ii) the parties acknowledge that, consistent with the Pro Forma Balance Sheet, neither the April 30 Balance Sheet nor the May 31 Balance Sheet will reflect the approximately $70,539,000 in proceeds received from Gallaher Limited in connection with the transaction described in Schedule 3.09, and Net May Financing will not reflect the transfer of such proceeds by the RJRI Group to Seller's Group. The parties acknowledge and agree that the Purchase Price takes into account the stockholder's equity reflected on the RJRI Pro Forma Balance Sheet and that the sole adjustment contemplated by Section 2.05 is to reflect the change in the stockholder's equity of the RJRI Companies solely as a result of operations of the Business from the Balance Sheet Date to the Closing Date inclusive of all transactions and all changes in facts and circumstances actually occurring between the two dates.

     (b) If Buyer disagrees with Sellers' calculation of April 30 Stockholder's Equity delivered pursuant to Section 2.05(a), Buyer may, within 20 days after delivery by Sellers of the certificate setting forth Sellers' calculations of April 30 Shareholder's Equity and the April 30 Balance Sheet, deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the April 30 Balance Sheet and the calculation of April 30 Stockholder's Equity delivered pursuant to
Section 2.05(a).

     (c) If Sellers disagree with Buyer's calculation of May 31 Stockholder's Equity delivered pursuant to Section 2.05(a), Sellers may, within 20 days after delivery by Buyer of the certificate setting forth Buyer's calculation of May 31 Stockholder's Equity and the May 31 Balance Sheet, deliver a notice to Buyer disagreeing with such calculation and setting forth Sellers' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the May 31 Balance Sheet and the calculation of May 31 Stockholder's Equity delivered pursuant to
Section 2.05(a).

     (d) If Buyer disagrees with Sellers' calculation of Closing Stockholder's Equity delivered pursuant to Section 2.05(a), Buyer may, within 20 days after delivery by Sellers of the certificate setting forth Sellers' calculations of Closing Shareholder's Equity, deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the calculation of Closing Stockholder's Equity delivered pursuant to Section 2.05(a).

     (e) If a notice of disagreement is duly delivered pursuant to Section 2.05(b), Section 2.05(c) or Section 2.05(d), Buyer and Sellers shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of April 30 Stockholder's Equity, May 31 Stockholder's Equity or Closing Stockholder's Equity, as the case may be, which amount (i) in the case of April 30 Stockholder's Equity, shall not be more than the amount thereof shown in Sellers' calculations delivered pursuant to Section 2.05(a) nor less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2.05(b); (ii) in the case of May 31 Stockholder's Equity, shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to
Section 2.05(a) not more than the amount thereof shown in Sellers' calculation delivered pursuant to Section 2.05(c) and (iii) in the case of Closing Stockholder's Equity, shall not be more than the amount thereof shown in Sellers' calculations delivered pursuant to Section 2.04(a) nor less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 2.04(d). If, during such period, Buyer and Sellers are unable to reach such agreement, they shall promptly thereafter cause independent accountants of internationally recognized standing reasonably satisfactory to Buyer and Sellers (who shall not have any material relationship with Buyer or Sellers), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating April 30 Stockholder's Equity, May 31 Stockholder's Equity or Closing Stockholder's Equity, as the case may be. In making such calculation, such independent accountants shall consider only those items or amounts in the April 30 Balance Sheet, the May 31 Balance Sheet, Sellers' calculation of Closing Stockholder's Equity or April 30 Stockholder's Equity or Buyer's calculation of May 31 Stockholder's Equity as to which Buyer or Sellers, as the case may be, have disagreed. Such independent accountants shall deliver to Buyer and Sellers, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Sellers. The cost of such review and report, (i) in the case of disagreement with respect to the Closing Stockholder Equity shall be borne (x) by Sellers if the difference between Final Stockholder's Equity and Sellers' calculation of Closing Stockholder's Equity delivered pursuant to Section 2.05(a) is greater than the difference between

Final Stockholder's Equity and Buyer's calculation of Closing Stockholder's Equity delivered pursuant to Section 2.05(d), (y) by Buyer if the first such difference is less than the second such difference, and (z) otherwise equally by Buyer and Sellers; (ii) in the case of disagreement with respect to April 30 Stockholder's Equity, shall be borne (x) by Sellers if the difference between April 30 Stockholder's Equity as calculated by the independent accountants and Sellers' calculations of April 30 Stockholder's Equity delivered pursuant to
Section 2.04(a) is greater than the difference between April 30 Stockholder's Equity as calculated by the independent accountants and Buyer's calculation of April 30 Stockholder's Equity delivered pursuant to Section 2.04(b), (y) by Buyer if the first such difference is less than the second such difference, and
(z) otherwise equally by Buyer and Sellers and (iii) in the case of disagreement with respect to May 31 Stockholder's Equity, shall be borne (x) by Buyer if the difference between May 31 Stockholder's Equity as calculated by the independent accountants and Buyer's calculations of May 31 Stockholder's Equity delivered pursuant to Section 2.05(a) is greater than the difference between May 31 Stockholder's Equity as calculated by the independent accountants and Sellers' calculation of May 31 Stockholder's Equity delivered pursuant to Section 2.05(c), (y) by Sellers if the first such difference is less than the second such difference, and (z) otherwise equally by Buyer and Sellers. If Buyer and Sellers are unable to agree on the selection of independent accountants pursuant to this Section within five days of one or both of the Buyer and Sellers having first nominated independent accountants for this purpose, then either Buyer or Sellers may give written notice of intention to submit the selection of such accountants to the American Arbitration Association in New York City, it being understood that the American Arbitration Association will be instructed to select independent accountants of internationally recognized standing from among the "big five" internationally recognized firms. The selection of independent accountants by the American Arbitration Association shall be binding on the parties.

     (f) Buyer and Sellers agree that they will, and agree to cause their respective independent accountants and the members of the RJRI Group to, cooperate and assist in the preparation of the April 30 Balance Sheet and the May 31 Balance Sheet and the calculation of April 30 Stockholder's Equity, May 31 Stockholder's Equity and Closing Stockholder's Equity and in the conduct of the audits and reviews referred to in this Section 2.05, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     SECTION 2.06. Adjustment of Purchase Price. (a) If Base Stockholder's Equity exceeds Final Stockholder's Equity, Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.05(b), the amount of such excess. If Final Stockholder's Equity exceeds

Base Stockholder's Equity, Buyer shall pay to Sellers, in the manner and with interest as provided in Section 2.05(b), the amount of such excess. "Base Stockholder's Equity" means $2,375,228,000.00. "Final Stockholder's Equity" means Closing Stockholder's Equity (i) as shown in Sellers' calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.05(d) or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Sellers pursuant to Section 2.05(e) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 2.05(e); provided that in no event shall Final Stockholder's Equity be more than Sellers' calculation of Closing Stockholder's Equity delivered pursuant to
Section 2.05(a) or less than Buyer's calculation of Closing Stockholder's Equity delivered pursuant to Section 2.05(d). Any adjustment to the Purchase Price shall be allocated one-half to the Purchased IPRs owned by members of the Sellers' Group and one-half to the stock of R.J. Reynolds International B.V.

     (b) Any payment pursuant to Section 2.06(a) shall be made at a mutually convenient time and place within 10 days after the Final Stockholder's Equity has been determined by delivery by Buyer or Sellers, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.06 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     SECTION 2.07. Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price shall be allocated as follows: (i) $5,065,069,000.00 to the Shares, (ii) $2,600,000,000.00 to the Purchased IPRs owned by members of the Sellers' Group, and (iii) $167,470,000.00 to certain other assets. Sellers and Buyer agree to act in accordance with the foregoing allocation in the preparation of financial statements and filing of all Tax returns. The allocation of the Purchase Price among the Shares and certain other assets is set forth on Exhibit J hereto.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as set forth in the Disclosure Letter, Sellers jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date) that:

     SECTION 3.01. Corporate Existence and Power. Each Seller and each member of the RJRI Group is a business entity duly organized, validly existing and (with respect to those jurisdictions recognizing the concept of good standing) in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect. Each member of the RJRI Group is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.02. Corporate Authorization. The execution, delivery and performance by each Seller and each of its direct or indirect subsidiaries that is selling Shares to the Buyer pursuant to Section 2.01 of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of that Seller and each of its direct or indirect subsidiaries that is selling Shares to the Buyer pursuant to
Section 2.01 and have been duly authorized by all necessary corporate action on the part of that Seller or that subsidiary, as the case may be. The Transaction Documents constitute valid and binding agreements of each Seller that is a party thereto.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by each Seller and each of its direct or indirect subsidiaries that is selling Shares to the Buyer pursuant to Section 2.01 of the Transaction Documents and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act and Council Regulation (EC) No. 4064/89 of the Council of the European Union (or the requirements of any national authority within the European Community to whom the acquisition of the Shares and the Purchased Assets (or any part thereof) is referred pursuant to Article 9(3) of such regulation); (ii) compliance with any applicable requirements of the 1934 Act; (iii) compliance with any applicable requirements of the Investment Canada Act and the Competition Act of Canada;
(iv) compliance with any other similar law or measure under which any Governmental Entity of competent jurisdiction regulates or controls the purchase or sale of any entity or assets; (v) any such action or filing needed to effect the transfer of the Purchased IPRs; (vi) any notice filing required by any jurisdiction as a result of the transfer of ownership of any RJRI Company; (vii) the filing of appropriate documents with the relevant stock exchange authorities or other self-regulatory organizations in other jurisdictions in which any member of the RJRI Group is qualified to do business; and (viii) any such action or filing which, if not obtained or made, would not have a Material Adverse Effect.

     SECTION 3.04. Noncontravention. The execution, delivery and performance by each Seller, each of its direct or indirect subsidiaries that is selling Shares to the Buyer pursuant to Section 2.01 or each member of the RJRI Group of the Transaction Documents (to the extent that it is a party thereto) and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of either Seller, each of its direct or indirect subsidiaries that is selling Shares to the Buyer pursuant to
Section 2.01 or such member of the RJRI Group, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations as would not reasonably be expected to have a Material Adverse Effect, (iii) except as to matters that would not reasonably be expected to have a Material Adverse Effect, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such member of the RJRI Group or to a loss of any benefit to which such member of the RJRI Group is entitled under any provision of any agreement or other instrument binding upon such member of the RJRI Group or (iv) result in the creation or imposition of any Lien on any Purchased Asset or any asset of such member of the RJRI Group.

     SECTION 3.05. Capitalization. The Disclosure Letter sets forth the authorized capital stock of the RJRI Companies. All outstanding shares of capital stock of each RJRI Company have been duly authorized and validly issued and are fully paid and each outstanding share of capital stock of each RJRI Company which is incorporated in a State of the United States is non-assessable. The Disclosure Letter sets forth all outstanding (i) shares of capital stock or voting securities of any RJRI Company, (ii) securities of any RJRI Company convertible into or exchangeable for shares of capital stock or voting securities of such RJRI Company and (iii) options or other rights to acquire from any RJRI Company, or other obligation of any RJRI Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such RJRI Company (the items in clauses 3.05(i), 3.05(ii) and

3.05(iii) being referred to collectively as the "RJRI Company Securities"). There are no outstanding obligations of any member of the RJRI Group to repurchase, redeem or otherwise acquire any RJRI Company Securities.

     SECTION 3.06. Ownership of Shares. Sellers, or one or more of their direct or indirect subsidiaries, are the record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.

     SECTION 3.07. Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation or organization are identified in the Disclosure Letter. All of the outstanding capital stock or other voting securities of each Subsidiary is owned by the RJRI Companies, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of any member of the RJRI Group convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from any member of the RJRI Group, or other obligation of any member of the RJRI Group to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses 3.07(a)(i) and 3.07(a)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of any member of the RJRI Group to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     SECTION 3.08. Financial Statements. (a) The audited combined balance sheet as of December 31, 1998 and the related audited combined statements of income and cash flows for the year ended December 31, 1998 of R.J. Reynolds International and related companies fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the combined financial position of the RJRI Group (including the Additional Assets and Liabilities) as of the date thereof and their combined results of operations and cash flows for the period then ended and are consistent with the books and records of the RJRI Group. The parties understand and acknowledge that there are certain differences between, on the one hand, the financial position and results of operations and cash flows of the RJRI Group as presented in the audited financial statements as of and for the period ended December 31, 1998 and, on the other hand, the pro forma financial position and results of operations and cash flows of the RJRI Group reflecting certain differences in the assets and liabilities being transferred pursuant to this Agreement, the principal differences being specified in the notes to the Pro Forma Financial Statements.

     (b) The pro forma combined balance sheet as of December 31, 1998 (the "Pro Forma Balance Sheet") and the related combined statements of income and cash flows for the year ended December 31, 1998 (together with the Pro Forma Balance Sheet, the "Pro Forma Financial Statements") of the RJRI Group fairly present the combined pro forma financial position of the RJRI Group as of the date thereof and their combined pro forma results of operations and cash flows for the year then ended, in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) as modified by the adjustments and assumptions specified in the notes thereto.

     (c) The historical entity financial statements of the RJRI Companies for the period from 1996 to 1998 included in binders 1, 2, 4, 5, 6 and 7 of the financial data contained in the data room and made available to Buyer are the internal management basis financial statements of those entities prepared by management and relied upon in conducting the Business in the ordinary course.

     SECTION 3.09. Absence of Certain Changes. Since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence or development that has had a Material Adverse Effect;

     (b) any amendment of any material term of any outstanding security of any member of the RJRI Group;

     (c) any incurrence, assumption or guarantee by any member of the RJRI Group of any indebtedness for borrowed money other than under an existing credit facility (or any refinancing thereof) of any member of the RJRI Group and in the ordinary course of business consistent with past practices;

     (d) any making of any material loan, advance or capital contributions to or investment in any Person other than intercompany loans or advances and other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices or pursuant to existing commitments or agreements;

     (e) any transaction or commitment made, or any contract or agreement entered into, by any member of the RJRI Group relating to its assets or business, in either case, material to the Business, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by the Transaction Documents;

     (f) any material change in any method of accounting or accounting practice by any member of the RJRI Group except for any such change required by reason of a concurrent change in GAAP;

     (g) any (i) material employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or executive officer of any member of the RJRI Group (or any amendment to any such existing agreement), (ii) grant of any material severance or termination pay to any director or executive officer of any member of the RJRI Group that would be an obligation of Buyer or any member of the RJRI Group after the Closing Date or (iii) material change in compensation or other benefits payable to any director or executive officer of the RJRI Group pursuant to any severance or retirement plan or policies thereof, in each case other than (x) in the ordinary course of business consistent with past practices, (y) pursuant to agreements or policies existing on the date hereof or (z) consistent in magnitude and character with terms of agreements or policies with respect to individuals with comparable positions or responsibilities;

     (h) lapse, abandonment, sale or other disposal of any Intellectual Property Right of the Business, except (i) in accordance with the terms thereof (other than as a result of breach thereof by any member of the RJRI Group) or
(ii) where the lapse, abandonment, sale or other disposal thereof would not have a Material Adverse Effect; or

     (i) agreement or arrangement to take any of the actions specified in this
Section 3.09, except as expressly contemplated by any of the Transaction Documents.

     SECTION 3.10. No Undisclosed Material Liabilities. There are no liabilities of the RJRI Group of any kind, other than:

     (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

     (b) liabilities not required under GAAP to be shown or disclosed on the Balance Sheet;

     (c) liabilities disclosed in, relating to or arising under any agreements, instruments or other matters disclosed in the Disclosure Letter;

     (d) liabilities incurred in the ordinary course of business since the Balance Sheet Date;

     (e) liabilities arising from or related to matters affecting the tobacco industry generally; or

     (f) other undisclosed liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.11. Intercompany Accounts. (a) The Disclosure Letter contains a complete list of all intercompany balances of at least $1 million as of the Balance Sheet Date between any member of the Sellers' Group, on the one hand, and any member of the RJRI Group, on the other hand. Since the Balance Sheet Date, there has not been any accrual of liability by any member of the RJRI Group to any member of the Sellers' Group or other transaction between any member of the RJRI Group and any member of the Sellers' Group, except in the ordinary course of business of the RJRI Group consistent with past practice.

     (b) The intercompany accounts referred to in Section 7.04 of the Disclosure Letter represent obligations for goods and services provided on terms reasonably consistent with those that could be obtained on a reasonable commercial basis from a third party, and those intercompany accounts are reflected on the Pro Forma Balance Sheet. There were no other intercompany accounts reflected as liabilities on the Pro Forma Balance Sheet that will be capitalized on the April 30 Balance Sheet.

     SECTION 3.12. Material Contracts. (a) No member of the RJRI Group is a party to or bound by:

          (i) any lease (whether of real or personal property) providing for annual rental payments of $1 million or more that cannot be terminated on not more than one year's notice without payment by any member of the RJRI Group of any material penalty;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by any member of the RJRI Group of $5 million or more that cannot be terminated on not more than one year's notice without payment by any member of the RJRI Group of any material penalty;

          (iii) any sales, distribution or other similar agreement providing for the sale by any member of the RJRI Group of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the RJRI Group of $5 million or more that cannot be terminated on not more than one year's notice without payment by any member of the RJRI Group of any material penalty;

          (iv) any material partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement
     (A) with an aggregate outstanding principal amount not exceeding $5 million or (B) entered into subsequent to the date of this Agreement as permitted by Section 3.09(c);

          (vii) any material agreement that imposes a material limitation on the freedom of any member of the RJRI Group to compete in the tobacco products business;

          (viii) any material agreement (other than a Transaction Document) with any member of the Sellers' Group that will continue to be in effect following the Closing;

          (ix) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the RJRI Group, taken as a whole; or

          (x) any derivative transaction, other than those in the ordinary course of business.

     (b) Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section 3.12 is a valid and binding agreement of the member of the RJRI Group which is a party thereto, and is in full force and effect, and no member of the RJRI Group or, to the knowledge of Sellers, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such defaults or breaches as would not have a Material Adverse Effect.

     SECTION 3.13. Litigation. To Sellers' knowledge, there is no action, suit or proceeding pending against any member of the RJRI Group or any of their respective properties or against any member of the Sellers' Group relating to the Business before any arbitrator or Governmental Entity that is reasonably likely to have a Material Adverse Effect or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and, to the Sellers' knowledge, as of the date hereof, no such action, suit or proceeding is threatened in writing against any member of the RJRI Group.

     SECTION 3.14. Compliance with Laws and Court Orders. To Sellers' knowledge, no member of the RJRI Group is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.15. Intellectual Property. (a) The Disclosure Letter contains a list of all material Intellectual Property Rights owned or licensed and used or held for use by any member of the RJRI Group, and Schedule 1.01(a) contains a list of all Purchased IPRs (collectively, the "Business IPRs"). To the knowledge of Sellers, members of the Sellers' Group or the RJRI Group own the entire right, title and interest in and to each of the Business IPRs, free and clear of any outstanding judgment, injunction, order, decree or Liens, including, without limitation, licenses, registered user agreements and covenants by Sellers not to sue third Persons, except in each case for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Sellers, each of the Business IPRs is subsisting and has not been adjudged invalid, unregistrable or unenforceable, in whole or in part.

     (b) To the knowledge of Sellers, neither Seller has received notice of any claims, either asserted or threatened, that the use, sale, testing, promotion or distribution of any of the Business IPRs infringes or otherwise violates the rights of any third Person, except in each case for such matters as would not, individually or in the aggregate, have a Material Adverse Effect. Sellers make no warranty that they have carried out any search to attempt to determine whether any such third Person rights exist.

     (c) Buyer agrees that Sellers shall not be liable to Buyer as a result of Buyer's use of the Business IPRs for any damage or costs incurred or paid by Buyer to any third Person for any claims, judgments or settlements that are asserted or notified after the Closing.

     SECTION 3.16. Insurance Coverage. Sellers have made available to Buyer a list and summary of all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of any member of the RJRI Group. There are no material claims by any member of the RJRI Group pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

     SECTION 3.17. Finders' Fees. Except for Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers or the RJRI Group who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.18. Environmental Matters. Except as to matters that would not reasonably be expected to have a Material Adverse Effect, to the knowledge of
Sellers:

     (a) no written notice, request for information, order, complaint or penalty has been received by any Seller or member of the RJRI Group, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of any Environmental Law, in each case relating to any member of the RJRI Group, the Puerto Rico Plant or the Business and arising out of any Environmental Law;

     (b) each member of the RJRI Group and the Puerto Rico Plant has all environmental permits necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits and with all other applicable Environmental Laws; and

     (c) there has been no written environmental audit conducted within the past five years by Sellers or any member of the RJRI Group of any property currently owned or leased by any member of the RJRI Group or of the Puerto Rico Plant that has not been delivered to Buyer prior to the date hereof.

     SECTION 3.19. Year 2000 Compliance. (a) To the knowledge of Sellers, there is no failure to be Year 2000 Compliant of any system (including any system belonging to any of the RJRI Group's material suppliers) that would have, or be reasonably expected to have, a Material Adverse Effect. "Year 2000 Compliant" means the ability of the applicable system or item to (i) receive, record, store, provide, recognize and process all date and time data from during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and (ii) accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years.

     (b) Any reprogramming required to make Year 2000 Compliant all of the RJRI Group's internal systems that are material to the business or operations of the RJRI Group, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and the testing of all such systems and items, as so reprogrammed, is currently expected to be completed by September 30, 1999.

     SECTION 3.20. Necessary Property. The Purchased Assets and the assets of, and the real property leased by, the members of the RJRI Group constitute all of the assets and properties, now used, usable or otherwise necessary or appropriate for the conduct of the Business after the Closing by Buyer in the manner and to the extent that the Business is presently conducted. A member of the RJRI Group (or a member of the Sellers' Group in the case of the Puerto Rico Plant) has the necessary legal rights to use the real property used or held for use in the Business and the buildings, structures, fixtures and improvements situated thereon, in each case free and clear of all Liens except as would not materially interfere with the use thereof in the conduct of the Business in accordance with past practice. The RJRI Group has the benefit of all necessary rights to enable the full enjoyment of all such assets and property and to utilize each such asset and property for the purposes of the Business as currently conducted, except for such rights the absence of which will not have a Material Adverse Effect.

     SECTION 3.21. Sellers' Group. All of the representations and warranties set forth in this Article 3 concerning the debts, obligations, contracts and liabilities of the RJRI Group are also made as to Sellers' Group (or any predecessor of any member of the Sellers' Group or the RJRI Group or any prior owner of all or part of their businesses or assets) to the extent (and only to the extent) such debts, obligations, contracts and liabilities relate to or arise out of conduct of the Business, in whole or in part.


                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date that:

     SECTION 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Japan and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents constitute valid and binding agreements of Buyer.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act and Council Regulation (EC) No. 4064/89 of the Council of the European Union (or the requirements of any national authority within the European Community to whom the acquisition of the Shares and the Purchased Assets (or any part thereof) is referred pursuant to
Article 9(3) of such regulation); (ii) compliance with any applicable requirements of the Investment Canada Act and the Competition Act of Canada;
(iii) compliance with any other similar law or other measure under which any Governmental Entity of competent jurisdiction regulates or controls the purchase or sale of any entity or assets; (iv) compliance with Japanese antitrust regulations and the Japanese Foreign Exchange and Foreign Trade Law and (v) the filing of appropriate documents with the relevant stock exchange authorities or other self-regulatory organizations in other jurisdictions in which any member of the RJRI Group is qualified to do business.

     SECTION 4.04. Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

     SECTION 4.05. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     SECTION 4.06. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

     SECTION 4.07. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

     SECTION 4.08. Finders' Fees. Except for Salomon Smith Barney Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.09. Inspections; No Other Representations. Buyer is knowledgeable about the tobacco products industry, is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as members of the RJRI Group as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents. Buyer acknowledges that Sellers have given Buyer sufficient access to the key employees, documents and facilities of the RJRI Group. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees to accept the Shares and the Purchased Assets in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except as expressly set forth in the Transaction Documents. Without limiting the generality of the foregoing, Buyer acknowledges that Sellers make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the RJRI Companies or the Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.


                                   ARTICLE 5
                              COVENANTS OF SELLERS

     Each Seller agrees that:

     SECTION 5.01. Conduct of the RJRI Companies. Except as set forth in
Section 3.09 of the Disclosure Letter delivered on and as of the date hereof (without regard to any changes made to the Disclosure Letter pursuant to Section 13.11), from the date hereof until the Closing Date, Sellers shall cause the members of the RJRI Group to conduct their businesses in the ordinary course consistent with past practice and to use reasonable efforts to (x) preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and (y) maintain satisfactory relations with suppliers, contractors, distributors, licensors, licensees, customers and others having business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Sellers will not permit any member of the RJRI Group to:

     (a) except as provided in the Transaction Documents, adopt or propose any change in its organizational documents;

     (b) merge or consolidate with any Person (other than with another member of the RJRI Group) or acquire a material amount of assets from any other Person other than in the ordinary course of business consistent with past practice;

     (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) to or with another member of the RJRI Group or (iii) in the ordinary course consistent with past practice;

     (d) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than in the ordinary course of business consistent with past practice;

     (e) other than in the ordinary course of business consistent with past practice, enter into any material contract or modify, terminate or waive any right under any material contract;

     (f) increase the compensation payable to its directors, executive officers or employees, except for increases in accordance with past practices, or grant any severance or termination pay (other than pursuant to existing agreements) to any director, executive officer or other employee, or establish, adopt, enter into or amend any plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee; provided that the foregoing will not apply to actions taken in respect of non-executive officers and employees in the ordinary course of business consistent with past practice; or

     (g) agree or commit to do any of the foregoing.

Each Seller will not take, and will not permit any member of the RJRI Group to take, any action that would make any representation or warranty of Sellers hereunder inaccurate in any material respect at the Closing Date such that the closing condition set forth in Section 10.02(a)(ii) would not be satisfied as of such date.

     SECTION 5.02. Access to Information. (a) From the date hereof until the Closing Date, Sellers will (i) give, and will cause members of the RJRI Group to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of members of the RJRI Group and to the books and records of Sellers relating to members of the RJRI Group, (ii) furnish, and will cause members of the RJRI Group to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to members of the RJRI Group as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers and members of the RJRI Group to cooperate with Buyer in its investigation of members of the RJRI Group. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or members of the RJRI Group. Notwithstanding the foregoing, Buyer shall not have access to personnel records of members of the RJRI Group relating to individual performance or evaluation records, medical histories or other information that in Sellers' good faith opinion is sensitive or the disclosure of which could subject any member of the RJRI Group to risk of liability.

     (b) On and after the Closing Date, each Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the RJRI Group; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Sellers or any member of the RJRI Group. Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

     SECTION 5.03. Resignations. Sellers will deliver to Buyer the resignations of all officers and directors of the RJRI Group who will be officers or directors of either Seller or any of their respective Affiliates after the Closing Date from their positions with each member of the RJRI Group at or prior to the Closing Date.

     SECTION 5.04. Related Agreements. At or prior to the Closing, Seller (and/or its Affiliates) will execute and deliver to Buyer each of the Transaction Documents.

     SECTION 5.05. Delivery of Director Qualifying Shares. As soon as reasonably practicable after the Closing, Sellers shall transfer (or cause to be transferred) to nominees designated by Buyer all nominee director qualifying or similar shares of capital stock of the RJRI Companies or Subsidiaries (or any other Persons in which members of the RJRI Group are investors) that are held by an employee or director of a member of the RJRI Group as of the Closing Date.


                                   ARTICLE 6
                               COVENANTS OF BUYER

     Buyer agrees that:

     SECTION 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning members of the RJRI Group furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Sellers or the RJRI Group; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Sellers or any member of the RJRI Group in connection with this Agreement that are subject to such confidence.

     SECTION 6.02. Related Agreements. At or prior to the Closing, Buyer (and/or its Affiliates) will execute and deliver to Sellers each of the Transaction Documents.

     SECTION 6.03. Guarantees of RJRI Group Indebtedness. Buyer shall use commercially reasonable efforts to effect the release of all members of Sellers' Group from all obligations under or liability with respect to the Sellers' Group Guarantees of RJRI Group indebtedness.

     SECTION 6.04. Transfer and Assignment of Purchased IPRs. Buyer shall pay all costs and expenses payable (other than any Taxes based on the income or gains arising to a Seller, member of the Sellers Group or any member of the RJRI Group) necessary to effect the sale, conveyance, transfer, assignment and delivery of the Purchased IPRs to Buyer. To the extent that Buyer requests the assistance of any member of Sellers' Group to effect the foregoing, Buyer shall reimburse such member of Sellers' Group for the cost or expense of rendering such assistance.

                                   ARTICLE 7
                         COVENANTS OF BUYER AND SELLERS

     Buyer and Sellers agree that:

     SECTION 7.01. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents, including, without limitation, the taking of any and all steps necessary to avoid or eliminate any impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the transactions contemplated by the Transaction Documents so as to enable consummation thereof to occur as soon as reasonably possible, including, without limitation, the sale, divestiture or disposition of such assets of Buyer, its Affiliates or the RJRI Group as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by the Transaction Documents.

     (b) Sellers and Buyer agree to cause each member of Sellers' Group and the RJRI Group, as the case may be, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, (i) Sellers will use their best efforts to convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered to Buyer or any of its designated Affiliates, as soon as practicable, any and all assets or liabilities included in the April 30 Balance Sheet and May 31 Balance Sheet that shall not have been directly or indirectly transferred, assigned and delivered to Buyer or any of its designated Affiliates at the Closing and (ii) Buyer will use its best efforts to assume, or cause one of its Affiliates to assume, such liabilities.

     (c) Sellers and Buyer acknowledge that after the Closing Sellers' Group, the RJRI Group or their respective Affiliates may be parties to contracts that relate to both the Business and the business of Sellers' Group. In such event, Sellers and Buyer will use commercially reasonable efforts to give the other group the benefits (and any related obligations) of such contracts to the extent necessary to conduct the business of such other group.

     SECTION 7.02. Certain Filings. Sellers and Buyer shall cooperate (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to the Transaction Documents or the transactions contemplated thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.04. Intercompany Accounts. Except as provided in Schedule 7.04, all intercompany account balances between a member of Sellers' Group, on the one hand, and a member of the RJRI Group, on the other hand, outstanding at the Closing shall be canceled.

     SECTION 7.05. Notices of Certain Events. Each party hereto shall promptly notify each of the other parties hereto of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by any of the Transaction Documents;

     (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by any of the Transaction Documents; and

     (c) any actions, suits, claims, investigations or proceedings before any arbitrator or Governmental Entity commenced relating to (i) such party or any of its Affiliates that, (A) if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 (in the case of either Seller) or Section 4.07 (in the case of Buyer) or (B) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, or (ii) the Business that is reasonably likely to have a Material Adverse Effect.

                                   ARTICLE 8
                                  TAX MATTERS

     SECTION 8.01. Tax Definitions. The following terms, as used herein, have the following meanings:

     "Post-Closing Tax Period" means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     "Tax" means any U.S. or non-U.S. federal, state or local tax including, but not limited to, tax on or measured by income or estimated income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, franchise, capital stock, transfer, gains, profit, license, withholding, employees' withholding, foreign person withholding, backup withholding, social security, occupation, unemployment, disability, excise, severance, stamp, premium, value added, services, real property, personal property, production, inventory and merchandise, business privilege, windfall profit, customs duty or other tax or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount due from, or in respect of, the RJRI Group imposed by any governmental authority (domestic or foreign) responsible for the imposition collection or administration of any such tax (a "Taxing Authority").

     SECTION 8.02. Tax Representations. Sellers jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that, except as set forth in the Balance Sheet (including the notes thereto) or in the Disclosure Letter, (i) all material computations, notices, information, Tax returns, statements, reports and forms (collectively, the "Returns") filed or required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the members of the RJRI Group have been filed (or properly extended) or will be filed on or before the due date (including extensions) and in all cases were and are, to Sellers' knowledge, materially accurate; (ii) all other Returns required to be filed with respect to the members of the RJRI Group for any Pre-Closing Tax Period (except in relation to any tax period that begins on or before the Closing Date and ends thereafter) will be filed by Sellers when due (taking into account any extension of a required filing date) and will when filed be, to Sellers' knowledge, materially accurate; (iii) the members of the RJRI Group have timely paid or will timely pay all Taxes shown as due and payable on the Returns that have been filed; and
(iv) there is no material action, suit, proceeding, investigation, audit or claim now proposed, pending, outstanding or unresolved against or with respect to the members of the RJRI Group in respect of any Tax.

     SECTION 8.03. Tax Covenants. (a) With respect to the stock of any foreign corporation that is being sold pursuant to this Agreement, Buyer covenants that it will not cause or permit such corporation or any subsidiary or any Affiliate thereof to make any election under Section 338 of the Code with respect to any transaction described in this Agreement without the prior written consent of Sellers.

     (b) Buyer covenants that it will not cause or permit any member of the RJRI Group or any Affiliate thereof to take or omit to take any action that would, prior to January 1, 2000, (i) result in the sale or deemed sale for U.S. tax purposes by any member of the RJRI Group, or any subsidiary of such member, that constitutes a certain foreign entity within the meaning of U.S. Treasury Regulations Section 301.7701-2(b)(8), of any stock in a corporation which it owns, (ii) result in the distribution or deemed distribution for U.S. tax purposes, of any amounts with respect to the stock of any member of the RJRI Group that constitutes a certain foreign entity within the meaning of U.S. Treasury Regulations Section 301.7701-2(b)(8), or (iii) at any time, increase Sellers' indemnification obligations under Section 8.05 of this Agreement. Buyer covenants that it will not take, or permit any other Person to take, any action (or omit to take any action) that would, prior to the date that is two years after the Closing Date, result in RJR-Macdonald Corp., or any successor thereto, being organized as a legal entity other than a Nova Scotia unlimited company.

     (c) Buyer shall promptly pay or shall cause prompt payment to be made to Sellers of all refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, or any member of the RJRI Group attributable to Taxes paid by Sellers, or any member of the RJRI Group (or any predecessor or Affiliate of Sellers) with respect to any Pre-Closing Tax Period.

     (d) All transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar tax) shall be borne and paid by Buyer (other than penalties or interest attributable to the delay or default of a Seller or a subsidiary of a Seller), and Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all similar taxes and fees, and, if required by applicable law, Sellers will, and will cause their Affiliates to, join in the execution of any such tax returns and other documentation.

     SECTION 8.04. Cooperation on Tax Matters. (a) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance (including access to officers, directors, employees and agents) relating to the RJRI Group as is reasonably requested for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to members of the RJRI Group until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. The RJRI Companies agree to give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if any Sellers so requests, the RJRI Companies shall allow Sellers to take possession of such books and records. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the RJRI Companies for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

     (b) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to the Code and all Treasury Department Regulations promulgated thereunder. Prior to a Seller filing any Return for any Pre-Closing Tax Period, such Seller shall permit Buyer or Buyer's advisors to review the Return, and will as far as possible take into account any reasonable comments made by Buyer or Buyer's advisors before filing the Return.

     SECTION 8.05. Indemnification by Sellers. (a) Sellers hereby jointly and severally indemnify Buyer and its Affiliates against and agree to hold them harmless from any (i) Tax of or imposed on any member of the RJRI Group (except to the extent such Tax was reflected as a liability on the Closing Balance Sheet) and (ii) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Tax, in each case with respect to any Pre-Closing Tax Period and in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, any member of the RJRI Group (the sum of 8.05(a)(i) and 8.05(a)(ii) being referred to as a "Loss").

     (b) For purposes of this Section 8.05, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of the Tax related to the portion of the Tax period ending on and including the Closing Date shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the RJRI Group.

     (c) If Sellers' indemnification obligation under this Section 8.05 arises in respect of an adjustment that makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, any member of the RJRI Group any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then any payment by Sellers to Buyer shall be an amount equal to (x) the amount otherwise due but for this subsection 8.05(c), minus (y) the Tax Benefit actually realized multiplied (i) by the maximum federal or state, as the case may be, corporate tax rate in effect at the time such Tax Benefit is actually realized by Buyer, any of its Affiliates, or any member of the RJRI Group (as the case may be) or (ii) in the case of a credit, by 100 percent.

     (d) Any payment by Sellers pursuant to this Section 8.05 shall be made not later than 30 days after receipt by Sellers of written notice from Buyer stating that any Loss has been paid by Buyer, any of its Affiliates or, effective upon the Closing, any member of the RJRI Group and the amount thereof and of the indemnity payment requested.

     (e) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 8.05 is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, any member of the RJRI Group, Buyer shall notify Sellers of such claim or demand within 10 days of receipt thereof, or such earlier time as would allow Sellers to respond to Buyer in a timely manner with respect to such claim or demand, and shall give Sellers such information with respect thereto as Sellers may reasonably request. Sellers may discharge, at any time, their indemnification obligation under this Section
8.05 by paying to Buyer the amount of the applicable Loss, calculated on the date of such payment. Sellers may, at their own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Sellers assume such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Sellers. Whether or not Sellers choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     (f) Sellers shall not be liable under this Section 8.05 for (i) any Tax the payment of which was made without Sellers' prior written consent or (ii) any settlements effected without the consent of Sellers, which consent shall not in either case be unreasonably withheld or delayed, or resulting from any claim, suit, action, litigation or proceeding in which Sellers were not given an opportunity to participate.


                                   ARTICLE 9
                               EMPLOYEE BENEFITS

     SECTION 9.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Employee Plan" means any written employment, severance, international expatriate allowance and expense reimbursement programs, perquisite plan, or similar contract or arrangement or any plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, holiday pay benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, sick or disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not a Seller Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by any member of the RJRI Group and
(iii) covers any current or former employee of any member of the RJRI Group; provided, however, that the Puerto Rico Pension Plan shall be deemed an Employee Plan for purposes of this Agreement.

     "Former Puerto Rico Employees" means those hourly-paid individuals identified as such on the Disclosure Letter.

     "IMG Employees" means those employees identified as such on the Disclosure Letter.

     "Puerto Rico Active Employees" means those employees identified as hourly or salaried Puerto Rico employees on the Disclosure Letter.

     "Puerto Rico Pension Plan" means the Retirement Plan for Hourly Rated Employees of RJ Reynolds Tobacco Company (a Delaware corporation), at Yabucoa, Puerto Rico.

     "Retained IMG Participants" means those individuals identified as such on the Disclosure Letter.

     "RJRI Employee" means (i) each individual primarily employed by any member of the RJRI Group as of the Closing Date, (ii) each individual whose last employer prior to the Closing Date was a member of the RJRI Group and (iii) the Puerto Rico Active Employees.

     "Sellers' Plan" means any written employment, severance or similar contract or arrangement or any plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is entered into, maintained, administered or contributed to, as the case may be, by Sellers or any of their Affiliates and (ii) covers any current or former employee of Sellers or any of their Affiliates; provided, however, that the Puerto Rico Pension Plan shall not be deemed a Sellers' Plan for purposes of this Agreement.

     "Sellers' Bonus Plans" means the RJR Nabisco, Inc. Annual Incentive Award Plan, which is also referred to as the Profit Sharing Incentive Plan.

     "Sellers' U.S. Individual Account Plans" means the RJR Nabisco Capital Investment Plan, the Savings and Investment Plan for Employees of R.J.R. Reynolds Tobacco Company in Puerto Rico and any successor plans thereto.

     "Sellers' U.S. Pension Plans" mean any tax-qualified defined benefit plans subject to Title IV of ERISA maintained or contributed to at any time by Sellers or any of their Affiliates, other than the Puerto Rico Pension Plan, and any successor plans thereto.

     "U.S. Active Expatriates" means those employees set forth as such on the Disclosure Letter.

     "U.S. RJRTC Employees-General" and "U.S. RJRTC Employees - Production" means, in each case, the employees set forth as such on the Disclosure Letter.

     "U.S. RJRTI Employees" means those employees set forth as such on the Disclosure Letter.

     "U.S. RJRTI Former Employees" means those individuals set forth as such on the Disclosure Letter.

     "U.S. RI Former Employees" means those individuals set forth as such on the Disclosure Letter.

     (b) Each of the following terms is defined in the section set forth opposite such term:

     Term                                                               Section

     Bonus Year                                                           9.06
     Buyer Individual Account Plan                                        9.05
     Direct Rollover                                                      9.05
     LTIP                                                                 9.06
     Retention Trust                                                      9.06
     Target Amount                                                        9.06

     SECTION 9.02. Representations. (a) The Disclosure Letter identifies each material Employee Plan and Sellers' Plan in which any RJRI Employees participate. Sellers have made available to Buyer details of such Employee Plans and Sellers' Plans reasonably sufficient to enable Buyer to determine the material liabilities under them. With such exceptions as would not have a Material Adverse Effect and except as set forth in the Disclosure Letter:

          (i) each such Employee Plan is in compliance with the provisions of the applicable laws of each applicable jurisdiction;

          (ii) all contributions to, and payments from and with respect to (including, without limitation, insurance premiums), such Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan and, when applicable, the law of the jurisdiction in which such Plan is maintained, have been timely made;

          (iii) no such Employee Plan will require the payment to any RJRI Employee of any money or other property or rights or accelerate or provide any other material rights or benefits to any RJRI Employee solely as a result of the transactions contemplated by this Agreement;

          (iv) each such Employee Plan has been administered at all times in accordance with its terms and there are no pending investigations by any governmental agency involving any such Employee Plan, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of such Employee Plan), nor are there any suits or proceedings against such Employee Plan asserting any rights or claims to benefits under such Employee Plan which will give rise to any material liability;

          (v) no Employee Plan is (A) a Multiemployer Plan (as defined in
     Section 3(37) of ERISA) subject to Title IV of ERISA, (B), other than the Puerto Rico Pension Plan, a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or (C) maintained in connection with any trust described in Section 501(c)(9) of the Code; and

          (vi) the Puerto Rico Pension Plan and any other Employee Plan which covers any current or former employees of any member of the RJRI Group which, as a matter of current Sellers' or Affiliate or RJRI Group practice, is funded or which is required to be so funded by law (and whether by means of a book reserve or otherwise) has been funded to the extent required to comply with the currently applicable local statutes or regulations.

     (b) None of Sellers or any of their Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, (i) any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Sellers' Plan covered or previously covered by Title IV of ERISA or (ii) any material liability under Section 4971 of the Code that in either case could reasonably be expected to become a liability of any member of the RJRI Group or Buyer or any of its ERISA Affiliates after the Closing Date.

     SECTION 9.03. RJRI Employees. (a) Except as otherwise provided in this
Section 9.03, for a period of not less than 12 months from the Closing Date, Buyer agrees to make employee benefits available to each RJRI Employee while such employee remains an employee of Buyer or any member of the RJRI Group. Such employee benefits shall include, without limitation, benefits of the types provided under Employee Plans and Sellers' Plans comparable in the aggregate to such benefits made available to such RJRI Employees immediately prior to the Closing Date, provided, however, that Buyer shall make available for such period post-employment welfare benefits to all RJRI Employees and all other individuals who were receiving such benefits from any member of the RJRI Group immediately prior to the Closing Date comparable to such benefits made available to such individuals immediately prior to such date.

     (b) Buyer agrees that each RJRI Employee shall be treated for purposes of participation and vesting under Buyer's pension or retirement plans, and for all purposes, under any other plan or arrangement, including, without limitation, any international assignment, severance or vacation plan, maintained by Buyer on or after the Closing Date, as having service with Buyer for the entire period of such RJRI Employee's period of employment with Sellers, or any of their Affiliates or any member of the RJRI Group.

     (c) Buyer shall provide coverage for all U.S. RJRI Employees working at least 20 hours per week under a group health plan or plans fulfilling the requirements of Section 4980B(f)(2)(B)(iv)(I) of the Code. Any and all waiting periods and pre-existing condition limitations in Buyer's health insurance plans shall be waived for all RJRI Employees, except to the extent they apply at the Closing Date under the applicable Sellers' Plan or Employee Plan. Expenses incurred by RJRI Employees under Sellers' medical and dental plans during the year that includes the Closing Date shall be taken into account for purposes of satisfying the deductible, coinsurance and out-of-pocket provisions of Buyer's medical and dental plans for such year. Sellers shall retain liability for all medical or dental claims incurred prior to the Closing Date by any U.S. RJRI Employee (or his or her beneficiary) and Buyer and the RJRI Group shall be responsible for all medical or dental claims incurred on and after the Closing Date by any RJRI Employee (or his or her beneficiary) to the extent that Sellers would have been liable for such claims. For purposes of this Section 9.03(c), a medical or dental claim shall be deemed "incurred" when the relevant service is provided or item is purchased.

     (d) Buyer shall cause the RJRI Companies to fulfill all obligations, and to assume all obligations of Sellers, under the employee agreements between Sellers or any member of the RJRI Group and the RJRI Employees listed in
Schedule 9.03(d) in accordance with their terms.

     (e) Each RJRI Employee who ceases to be employed by Buyer within the twelve-month period beginning on the Closing Date shall be entitled to a severance benefit to be paid by Buyer and determined in accordance with the rules of the applicable Employee Plan or Sellers' Plan, taking into account the past service recognition provisions of Section 9.03(b); provided that this Section 9.03(c) shall not apply to the RJRI Employees referred to in Section 9.03(d).

     (f) Buyer shall assume, or shall cause a member of the RJRI Group to assume, on and effective as of the Closing Date, all assets and liabilities of the Puerto Rico Pension Plan.

     (g) Buyer shall indemnify Sellers against any Damages (as defined in Section 11.02 hereof) attributable to Buyer on or after the Closing Date and which Sellers may incur in relation to any act or omission of Buyer in relation to an RJRI Employee occurring after the Closing Date which gives rise to a claim against Sellers (whether statutory, contractual or otherwise).

     (h) Sellers shall indemnify Buyer against any Damages, except to the extent assumed by Buyer or any member of the RJRI Group pursuant to this
Article 9, that any member of the RJRI Group or Buyer or any of its ERISA Affiliates may incur after the Closing Date in respect of any Sellers' Plan. The indemnification obligation set forth herein shall not be subject to the amount set forth in Section 11.02(a)(x) hereof.

     (i) Sellers and Buyer shall give each other such assistance as either may reasonably require to comply with any applicable laws or regulations in relation to the RJRI Employees. In particular, Buyer and Sellers shall make available to each other such information as will enable each to carry out their duties under such applicable laws or regulations.

     SECTION 9.04. Sellers' U.S. Pension Plans. Sellers shall retain (or a designated Affiliate of Sellers shall retain or assume) all liabilities and obligations in respect of benefits accrued by RJRI Employees under Sellers' U.S. Pension Plans. Effective as of the Closing Date, each RJRI Employee shall cease to accrue any benefits under Sellers' U.S. Pension Plans. No assets of Sellers' U.S. Pension Plans shall be transferred to Buyer or any member of the RJRI Group or to any plan of Buyer or of any member of the RJRI Group.

     SECTION 9.05. Sellers' U.S. Individual Account Plans. On or promptly following the Closing Date, Sellers shall take such action as may be necessary, if any, to permit each RJRI Employee to exercise his or her rights to distribution of such RJRI Employee's vested account balances under Sellers' U.S. Individual Account Plans, if any, or to effect at any time a tax-free rollover of the taxable portion of the account balances (to the extent permitted by law) into an eligible retirement plan (within the meaning of
Section 401(a)(31) of the Code) (a "Direct Rollover") maintained by Buyer (the "Buyer Individual Account Plan") or to an individual retirement account. Sellers and Buyer shall cooperate to facilitate any such distribution or rollover and to effect a Direct Rollover for those participants who elect to roll over their account balances directly into the Buyer Individual Account Plan; provided that nothing in this Section 9.05 shall obligate the Buyer Individual Account Plan to accept a Direct Rollover unless Buyer is satisfied that any such Direct Rollover is described in Section 401(k)(10)(A) of the Code.

     SECTION 9.06. Certain Incentive Benefits. (a) Buyer shall cause each member of the RJRI Group that is, on the Closing Date, an employer of an RJRI Employee who immediately prior to the Closing Date is a participant in Sellers' Bonus Plans in respect to the fiscal year in which the Closing Date occurs (the "Bonus Year"), to pay to such RJRI Employee a bonus in respect of such Bonus Year in an amount equal to the amount ("Target Amount"), which amount shall be deemed not to exceed $25 million, that would be payable for such year assuming 100% attainment of relevant target performance. Such payments shall be made not later than 30 days after the end of the Bonus Year. An amount equal to the Target Amount multiplied by a fraction, the numerator of which is the number of calendar months in the Bonus Year prior to the Closing Date and the denominator of which is 12, shall be accrued on each of the April 30 Balance Sheet and the May 31 Balance Sheet.

     (b) Sellers shall retain all obligations and liabilities under the RJR Nabisco Holdings, Corp. 1990 Long-Term Incentive Plan ("LTIP") and the RJRN Retention Trust Agreement dated May 13, 1998 (the "Retention Trust") and any related supplemental payments. Buyer shall provide Sellers with such information relating to RJRI Employees as Sellers shall reasonably request relating to the LTIP and the Retention Trust and Sellers' obligations thereunder.

     SECTION 9.07. Allocation of Certain Liabilities. Notwithstanding anything herein to the contrary:

     (a) Sellers shall retain responsibility, and be liable, for retirement, severance and health-care benefits for the Retained IMG Participants and the U.S. RJRTI Former Employees.

     (b) (i) Buyer shall assume responsibility, and be liable, for retirement, severance and health-care benefits for the IMG Employees, and (ii) Buyer shall assume responsibility and be liable for severance and health-care benefits for U.S. RI Former Employees. To the extent requested by Buyer in writing, Sellers shall, at Buyer's expense, administer and provide such benefits in respect of U.S. RI Former Employees.

     (c) Sellers and Buyer shall use their best efforts to cause the employment of the U.S. Active Expatriates not employed by a member of the

RJRI Group to be transferred prior to the Closing Date or as soon as practicable thereafter to a member of the RJRI Group. To the extent the employment of any such U.S. Active Expatriate is not so transferred prior to the Closing Date, Sellers shall make available to Buyer until such transfer is effected the services of such U.S. Active Expatriate and Buyer shall reimburse Sellers for all costs of making such services available.

     (d) Sellers shall make the services of the U.S. RJRTC Employees - General and U.S. RJRTC Employees - Production available to Buyer through the Production Agreement or the Transitional Services Agreement. Buyer shall promptly reimburse Sellers for any severance benefits paid to the U.S. RJRTC Employees - General upon their termination of employment with any member of the Sellers' Group during the term of or within 90 days after termination of their services under the Transitional Services Agreement. Sellers shall be responsible for any severance benefits payable to U.S. RJRTC Employees - Production.

     (e) Pursuant to the Transitional Services Agreement, (i) Sellers shall make the services of the U.S. RJRTI Employees available to Buyer through the Transitional Services Agreement or as requested in writing by Buyer and (ii) Buyer shall reimburse Sellers for all costs of making the services of such U.S. RJRTI Employees available to Buyer. In addition, if Buyer does not offer comparable employment to any U.S. RJRTI Employee, then Buyer shall reimburse Sellers for any severance benefits paid to each U.S. RJRTI Employee upon such Employee's termination of employment with any member of the Sellers' Group after the later of (i) the Closing Date or (ii) the date such U.S. RJRTI Employee ceases to provide services to Buyer as provided herein.

     (f) Buyer shall assume responsibility, and be responsible for, retiree health-care and long-term disability benefits for the Former Puerto Rico Employees and Sellers shall promptly reimburse Buyer for the administrative costs of, and the payment of, such benefits.

     (g) Buyer and Sellers agree to use their best efforts following the Closing Date to agree upon written procedures for (i) the respective reimbursements provided in this Article 9 and (ii) the replacement or substitution of any individuals referred to in the Disclosure Letter pursuant to this Article 9 and the allocation of any related costs.

                                   ARTICLE 10
                             CONDITIONS TO CLOSING

     SECTION 10.01. Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, the Commission of the European Communities shall have declared the transactions contemplated hereby compatible with the common market under Council Regulation
(EC) No. 4064/89, or such approval shall have been deemed to have been granted (and any national authority within the European Community to whom such transactions (or any part thereof) have been referred pursuant to Article 9(3) of such regulation shall have granted any clearance or given any consent required) and (iii) any applicable requirements of the Investment Canada Act and the Competition Act of Canada shall have been satisfied.

     (b) No provision of any applicable law or regulation and no judgment, or preliminary or permanent injunction, order or decree shall prohibit the consummation of the Closing or shall in any way materially limit, restrict, burden or otherwise impede the use of the Purchase Price by Sellers or their Affiliates.

     (c) All material actions by or in respect of, material filings with, and any applicable requirements of, any Governmental Entity required to permit the consummation of the Closing shall have been taken, made, obtained or satisfied, except for any such actions or filings the failure to take, make or obtain which would not have a Material Adverse Effect.

     (d) Each of the Transaction Documents shall have been duly executed and delivered by the parties thereto and such agreements shall be in full force and effect upon Closing.

     SECTION 10.02. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Sellers shall have performed in all material respects all of their obligations under the Transaction Documents required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Sellers contained in the Transaction Documents and in any certificate or other writing delivered by Sellers pursuant hereto that are qualified by materiality or Material

Adverse Effect shall be true and all other such representations and warranties of Sellers shall be true in all material respects, in each case at and as of the Closing Date (unless and to the extent that any such representation or warranty speaks specifically as of an earlier date, in which case, at and as of such earlier date) as if made at and as of the Closing Date (or such earlier date) and Buyer shall have received a certificate signed by the General Counsel of RJRN to the foregoing effect.

     (b) Buyer shall have received all documents it may reasonably request relating to the existence of Sellers, the RJRI Companies and the Subsidiaries and the authority of Sellers for the Transaction Documents, all in form and substance reasonably satisfactory to Buyer.

     SECTION 10.03. Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Buyer shall have performed in all material respects all of its obligations under the Transaction Documents required to be performed by it at or prior to the Closing Date, the representations and warranties of Buyer contained in the Transaction Documents and in any certificate or other writing delivered by Buyer pursuant thereto shall be true in all material respects at and as of the Closing Date (unless and to the extent that any such representation or warranty speaks specifically as of an earlier date, in which case, at and as of such earlier date) as if made at and as of the Closing Date (or such earlier date) and Sellers shall have received a certificate signed by the Vice President, Legal Division, of Buyer to the foregoing effect.

     (b) Sellers shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer for the Transaction Documents, all in form and substance reasonably satisfactory to Sellers.

     (c) RJRN shall have completed a consent solicitation on commercially reasonable terms and conditions pursuant to which RJRN shall have obtained consent for amendments or waivers under the debt instruments listed on Schedule 10.03(c) permitting the transactions contemplated hereby together with the proposed separation of RJRN's food business from its tobacco business, as contemplated in RJRN's press release dated March 9, 1999.

                                   ARTICLE 11
                           SURVIVAL; INDEMNIFICATION

     SECTION 11.01. Survival. The covenants, agreements, representations and warranties contained in Articles 8 and 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). The representations and warranties in Sections 3.01, 3.02, 3.06, 3.07, 3.15, 3.18, 3.20 and 4.09 shall survive for three years after the Closing Date, and all other representations and warranties contained herein (except for those contained in Articles 8 and 9) shall survive for one year after the Closing Date. The covenants and agreements contained herein (except for those contained in Articles 8 and 9) shall survive for the period indicated therein or, if not so indicated, indefinitely. Notwithstanding the foregoing, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the foregoing, if bona fide notice of such inaccuracy or breach giving rise to such right of indemnity specifying with particularity (x) the covenant, agreement, representation or warranty in this Agreement in respect of which indemnity may be sought and (y) the facts and circumstances giving rise to such right shall have been given to the party against whom such indemnity may be sought prior to such time.

     SECTION 11.02. Indemnification. (a) Sellers hereby jointly and severally indemnify Buyer, its Affiliates and the members of the RJRI Group and, if applicable, their respective directors, officers, agents, employees, successors and assigns against and agree to hold each of them harmless from any and all assessments, penalties, fines, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer, any of its Affiliates or any member of the RJRI Group or their respective directors, officers, agents, employees, successors and assigns arising out of:

          (i) any misrepresentation or breach of warranty made by the Sellers' Group to Buyer or any of its Affiliates pursuant to the Transaction Documents, or breach of warranty, made by the Sellers' Group pursuant to the Transaction Documents (other than pursuant to Article 8 of this Agreement), provided that, with respect to any Damages incurred or suffered by Buyer or any of its Affiliates or any member of the RJRI Group arising out of any misrepresentation or breach of warranty, Sellers shall not be liable under this Section 11.02(a)(i) unless the aggregate amount of Damages exceeds $50,000,000 (and then only to the extent of such excess);

          (ii) any breach of covenant or agreement made or to be performed by the Sellers' Group pursuant to the Transaction Documents (other than pursuant to Article 8 of this Agreement);

          (iii) Sellers Product Liabilities; or

          (iv) Excluded Liabilities.

     (b) Buyer hereby indemnifies each member of the Sellers' Group and, if applicable, their respective directors, officers, agents, employees, successors and assigns against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any member of the Sellers' Group or their respective directors, officers, agents, employees, successors and assigns arising out of:

          (i) any misrepresentation or breach of warranty made or to be performed by Buyer or its Affiliates pursuant to the Transaction Documents (other than pursuant to Article 8 of this Agreement), provided that, with respect to any Damages incurred or suffered by the Sellers' Group arising out of any misrepresentations or breach of warranty, Buyer shall not be liable under this Section 11.02(b)(i) unless the aggregate amount of Damages exceeds $50,000,000 (and then only to the extent of such excess);

          (ii) any breach of covenant or agreement made or to be performed by Buyer or its Affiliates pursuant to the Transaction Documents (other than pursuant to Article 8 of this Agreement); or

          (iii) any RJRI Liabilities;

provided that it is understood that Sellers will first pursue any claims under this Section 11.02(b) against members of the RJRI Group before making claims against Buyer, and that Buyer will only be secondarily liable for such claims.

     (c) The monetary thresholds set forth in this Section 11.02 have been negotiated for the special purpose of the provision to which they relate and are not to be taken as evidence of the level of "materiality" for purposes of any statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

     SECTION 11.03. Procedures. (a) The party seeking indemnification under
Article 8 or 9 or Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought under such Section or Article and will provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

     (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to (and at the request of the Indemnifying Party shall) control and appoint lead counsel for such defense, in each case at its expense. The Indemnified Party shall obtain the written consent of the Indemnifying Party before entering into any settlement of any Third Party Claim.

     (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

     (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim (and any Excluded Liability) and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith to the same extent as if no indemnification were provided hereunder. The Indemnifying Party shall bear the reasonable out-of-pocket expenses of such cooperation.

     SECTION 11.04. Calculation of Damages. (a) The amount of any Damages payable under Article 8 or 9 or Section 11.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies and any Tax Benefit realized by the

Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax Benefit, the Indemnified Party shall be deemed fully to utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any indemnified Damages.

     (b) The Indemnifying Party shall not be liable under Article 8 or 9 or
Section 11.02 for any (i) Damages relating to any matter to the extent that (A) there is included in the April 30 Balance Sheet a specific liability or reserve relating to such matter or the Indemnified Party has otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.05, consequential Damages or Damages for lost profits. For the purposes of this Agreement, Damages shall not be determined through any multiple of earnings approach or variant thereof and shall take account of the time value of money.

     (c) Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date the Indemnified Party knows of any information that would cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

     SECTION 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to
Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

     SECTION 11.06. Exclusivity of Remedies. Except as specifically set forth in this Agreement, effective as of the Closing, each party (on behalf of itself and its Affiliates) waives any rights and claims it (or its Affiliates) may have against the other party or its Affiliates, whether in law or in equity, relating to the Business or the Shares or the transactions contemplated by the Transaction Documents. The rights and claims waived include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Articles 8 and 9 and Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of the Transaction Documents or the transactions contemplated thereby.

                                   ARTICLE 12
                                  TERMINATION

     SECTION 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written agreement of Sellers and Buyer;

     (b) by either Sellers or Buyer if the Closing shall not have been consummated on or before December 31, 1999; or

     (c) by either Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Entity having competent jurisdiction.

     The party desiring to terminate this Agreement pursuant to clauses 12.01(b) or 12.01(c) shall give notice of such termination to the other party.

     If all conditions to consummation of the Closing are satisfied other than the condition set forth in Section 10.03(c), and this Agreement is terminated due solely to the failure to satisfy or waive the condition set forth in
Section 10.03(c), then if one or both Sellers enter into an agreement within 6 months after termination of this Agreement providing for the sale of the Business to another buyer and such sale is subsequently consummated (the "Alternative Sale"), the Sellers will pay to Buyer an amount equal to the net after-tax excess of the gross purchase price received by Sellers in the Alternative Sale (assuming no assumption of debt) over $8,000,000,000.

     SECTION 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01 or 13.11, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of the other parties or (ii) failure to perform a covenant of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01 or 13.11.

                                   ARTICLE 13
                                 MISCELLANEOUS

     SECTION 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

                  Japan Tobacco Inc.
                  2-2-1 Toranomon, Minato-ku
                  Tokyo, Japan
                  Attention:  Vice President, Legal Division
                  Fax:  011 813 5572 1412

                  with a copy to:

                  Gilbert, Segall and Young LLP
                  430 Park Avenue
                  New York, New York  10022
                  Attention:  Neal N. Beaton, Esq.
                  Fax:  (212) 644-4051

                  and

                  Baker & McKenzie
                  100 New Bridge Street
                  London EC4V 6JA England
                  Attention:  Hugh Stewart, Esq.
                  Fax:  011 44 171 919 1999

if to Sellers, to:

                  RJR Nabisco, Inc.
                  1301 Avenue of the Americas
                  New York, NY  10019
                  Attention: General Counsel
                  Fax: (212) 969-9917
                  with a copy to:

                  R.J. Reynolds Tobacco Company
                  401 North Main Street
                  Winston-Salem, NC 27102
                  Attention: Charles A. Blixt, Esq.
                  Fax: (336) 741-5449

                  and

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  Attention: John Buttrick, Esq.
                  Fax:  (212) 450-4800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 13.03. Expenses. Except as expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may assign any or all of its rights or delegate any or all of its obligations hereunder to an Affiliate of Buyer without the prior written consent of any of Sellers provided, however, that such Affiliate shall agree in writing to be bound by the terms and conditions of this Agreement. Such assignment or delegation shall in no way limit or relieve Buyer of any of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person (including any employee or former employee) other than Buyer, Sellers and, to the extent provided herein, their respective Affiliates, any rights or remedies under or by reason of this Agreement. Further, no provision of this Agreement shall create any such rights in any such Persons in respect of any benefit plans, programs, policies and arrangements (to include fringe benefits) or any plan or arrangement which may be established by Buyer or any of its Affiliates.

     SECTION 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     SECTION 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought exclusively in the United States District Court for the Southern District of New York or any other New York State court sitting in the Borough of Manhattan, New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

     SECTION 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 13.09. Entire Agreement. The Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements including the Confidentiality Agreement and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

     SECTION 13.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 13.11. Disclosure Letter. (a) The Disclosure Letter is supplemented to include the items set forth on Exhibit O hereto.

     (b) The parties acknowledge and agree that the Disclosure Letter may include certain items and information solely for informational purposes for the convenience of Buyer and the disclosure by Sellers of any matter in the Disclosure Letter shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                            JAPAN TOBACCO INC.



                                            By: /s/ Katsuhiko Honda
                                               --------------------------------
                                               Name:  Katsuhiko Honda
                                               Title: Senior Executive Vice
                                                        President


                                            RJR NABISCO, INC.



                                            By: /s/ William L. Rosoff
                                               --------------------------------
                                               Name:  William L. Rosoff
                                               Title: Senior Vice President and
                                                        General Counsel


                                            R. J. REYNOLDS TOBACCO COMPANY



                                            By: /s/ Sara L. Silbiger
                                               --------------------------------
                                               Name:  Sara L. Silbiger
                                               Title: Attorney-in-fact

                                                                       EXHIBIT A


                                [IPR AGREEMENT]

                                                                       EXHIBIT C


                             [PRODUCTION AGREEMENT]

                                                                       EXHIBIT F


                       [TRANSITIONAL SERVICES AGREEMENT]

                                                                       EXHIBIT I

                          List of Companies to be Sold


Name of                                             Jurisdiction of
Corporation                                         Incorporation
-----------                                         -------------
Bisco Services B.V.                                 Netherlands
Bisco Services SA                                   Switzerland
CGM-Cooperation GmbH                                Germany
GEM: Global Event Management,  Ltd.                 England
Loras Holding B.V.                                  Netherlands
R.J. Reynolds Berhad                                Malaysia
R.J. Reynolds (Consults) Limited                    Cyprus
R.J. Reynolds (Cyprus) Limited                      Cyprus
R.J. Reynolds Espana, S.L.                          Spain
R.J. Reynolds Finance S.A.                          Switzerland
R.J. Reynolds Iberia, S.L.                          Spain
R.J. Reynolds International B.V.                    Netherlands
R.J. Reynolds Italia S.r.l.                         Italy
R.J. Reynolds/M.C. Tobacco Company,                 Japan
   Limited
R.J. Reynolds Overseas Finance Co.                  Netherlands
   N.V.                                             Antilles
R.J. Reynolds Scandinavia A.B.                      Sweden
R.J. Reynolds (SEA) Sdn. Bhd.                       Malaysia
R.J. Reynolds (Thailand) Inc.                       Delaware
R.J. Reynolds Tobacco AG                            Switzerland
   Dagmersellen
R.J. Reynolds Tobacco B.V.                          Netherlands

Name of                                             Jurisdiction of
Corporation                                         Incorporation
-----------                                         -------------
R.J. Reynolds Tobacco Company (Hong                 Hong Kong
   Kong) Limited
R.J. Reynolds Tobacco Company                       Delaware
   (Taiwan), Inc.
R.J. Reynolds Tobacco Holdings II B.V.              Netherlands
R.J. Reynolds Tobacco International                 Netherlands
   B.V.
R.J. Reynolds Tobacco International                 Delaware
   (Korea), Inc.
R.J. Reynolds Tobacco International                 Delaware
   (Mexico), Inc.
R.J. Reynolds Tobacco International                 Finland
   OY
R.J. Reynolds Tobacco International                 South Africa
   (Pty) Ltd.
R.J. Reynolds Tobacco-Kremenchuk                    Ukraine
R.J. Reynolds Tobacco Limited                       New Zealand
R.J. Reynolds Tobacco-LVIV JSC                      Ukraine
R.J. Reynolds Tobacco (Poland)                      Poland
   Sp. Zo.o
Club Cigarettenfabrik GmbH                          Germany
Reyben Reinsurance Limited                          Ireland
Reynolds Manufacturing (Bulgaria) Ltd.              Bulgaria
RJR-Armavirtabak, OAO                               Russia
RJR-Macdonald Corp.                                 Nova Scotia
RJR Nabisco (Cyprus) Limited                        Cyprus
RJR Tobacco Yelets, OAO                             Russia
SIA Marketing and Sales                             Latvia

Name of                                             Jurisdiction of
Corporation                                         Incorporation
-----------                                         -------------
Tanzania Cigarette Co. Ltd.                         Tanzania
Transnational Services, Inc.                        Delaware
Worldwide Brands, Inc.                              Delaware


NOTE: The capitalization and share ownership data for the foregoing companies are set forth in Section 3.05 of the Disclosure Letter.

                                                                       EXHIBIT J


                           PURCHASE PRICE ALLOCATION

                                                                       EXHIBIT K

                   List of Companies to be Sold Post-Closing


                                                                                       Fair
                                                                                       Market
Company                           Condition                                            Value
-------                           ---------                                            ------
RJR Tobacco Yelets                Receipt of the Russian Antimonopoly               $1,708,000
OAO                               approval and the completion of
                                  shareholder approval and other
                                  required actions.

RJR-Armavirtabak,                 Receipt of the Russian Antimonopoly               $0
OAO                               approval and the completion of
                                  shareholder approval and other
                                  required actions.

R.J. Reynolds Tobacco-            Receipt of approval from the                      $2,545,000
Kremenchuk                        Ukrainian Antimonopoly Committee
                                  and the completion of shareholder
                                  approvals and the other required
                                  actions.

R.J. Reynolds Tobacco-            Receipt of approval from the                      $0
LVIV JSC                          Ukrainian Antimonopoly Committee
                                  and the completion of shareholder
                                  approvals and the other required
                                  actions.

R.J. Reynolds Tobacco             Receipt of approval from the Polish               $6,296,000
Poland Sp. Zo.o (Ltd.)            Ministry of Interior to the indirect
                                  transfer of real estate.

                                                                       EXHIBIT M

              Contracts to be Assigned to Buyer or its Affiliates


            1   Sourcing and Services Agreement dated 11/10/95 between RJ
Reynolds Tobacco International, Inc., Universal Leaf Tobacco Company, Inc. and R.J. Reynolds Tobacco Company.

            2   Lease Agreement amending lease between Olympia & York
Developments Limited and RJR-Macdonald Inc. dated August 6, 1991 and November 20, 1992.

            3   License Agreement between Rothmans, Benson & Hedges Inc.
(Licensor) and RJR-Macdonald Inc. (Licensee) dated as of September 18, 1995.

            4   Asociacion en Participacion (Joint Venture) Agreement between
Cigarrera La Moderna, S.A. DE C.V. (General Partner) and R.J. Reynolds Tobacco Company (Limited Partner) dated as of March 18, 1991.

            5   Manufacturer and Sales Collaboration Agreement between Cigarrera la Moderna SA de CV and RJR (NJ).

            6   Camel Marketing Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Cigarrera La Moderna, S.A. DE C.V. dated as of March 18,
1991.

            7   Camel License Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Cigarrera La Moderna, S.A. De C.V. ("Licensee") dated as of March 18, 1991.

            8   Winston Marketing Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Cigarrera La Moderna, S.A. De C.V. dated as of March 18,
1991.

            9   Winston License Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Cigarrera La Moderna, S.A. De C.V. (Licensee) dated as of March 18, 1991.

           10   Salem Marketing Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Cigarrera La Moderna, S.A. De C.V. dated as of March 18,
1991.

           11   Salem License Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Cigarrera La Moderna, S.A. De C.V. (Licensee) dated as of March 18, 1991.

           12   Trademark License Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Rothmans Holdings Limited dated as of May 9, 1991.

           13   Distributor Agreement between R.J. Reynolds Tobacco Company
(N.J.) and Rothmans of Pall Mall (Australia) Limited (Buyer) dated as of May 9, 1991.

           14   Option Agreement between R.J. Reynolds Tobacco Company (N.J.)
and Rothmans of Pall Mall (Australia) Limited dated as of May 9, 1991.

           15   YSL Sub-License Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Rothmans of Pall Mall (Australia) Limited (undated and unexecuted).

           16   Letter Agreement (Distribution Agreement) between R.J. Reynolds
Tobacco International Asia Pacific Inc. (signature line says R.J. Reynolds Tobacco International (Hong Kong) Limited) and Nautilus Trading Co. Pty. Ltd., Metro Nautilus dated as of September 4, 1991.

           17   Distribution Agreement commencing 1/2/92 between RJ Reynolds
Tobacco International (Asia Pacific) Inc. and Japan Marine Providores.

           18   Distributorship Agreement between R.J. Reynolds Tobacco
International (Asia-Pacific) Inc. and Cambodia Trading Co. Ltd. (Distributor) dated as of September 1, 1992.

           19   Joint Venture Agreement dated 1/4/98 between Mitsubishi and
Holdco.

           20   Letter Agreement (Distribution Agreement) between R.J. Reynolds
International (Asia Pacific) Inc. and Mitsubishi Corporation dated as of
April 1, 1985.

           21   Distribution Agreement between R.J. Reynolds Tobacco
International (Asia Pacific), Inc. and Geotrade SDN. BHD. dated as of June 11, 1992.





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           22   Distribution Agreement commencing 1/1/84 between RJ Reynolds
Tobacco International (Asia Pacific) Inc. and Thong Huat (Importers and Exporters) Pte Ltd.

           23   Distribution Agreement between R.J. Reynolds Tobacco
International (Asia Pacific), Inc. and TI Trading Co., Ltd. dated as of January 1, 1997.

           24   Importation and Distribution Agreement commencing 1/7/94
between RJ Reynolds Tobacco International (Asia Pacific) Inc. and Rothmans of Pall Mall (S) Pte Ltd.

           25   Joint Venture Agreement dated 2/7/92 between Tabacalera SA and
[RJ Reynolds Tobacco Company].  Re RJ Reynolds Espana S.L.

           26   Trademark and Brand License dated 28/2/95 between RJR (NJ) and
Tabandor S.A.

           27   Advertising Contract dated 11/5/93 between Tabacalera SA and RJ
Reynolds Tobacco Company.

           28   Sale of Shares and Shareholders' Agreement between The
Government of the United Republic of Tanzania (Vendor) and R.J. Reynolds Tobacco Company (N.J.) (Purchaser) and Tanzania Cigarette Company Limited (Company) dated as of November 22, 1995.

           29   Distribution Agreement between R.J. Reynolds Tobacco Company and Santiago Castillo Ltd. dated as of January 14, 1981.

           30   License Agreement between R.J. Reynolds Tobacco Company (N.J.)
and Nobleza Piccardo S.A.I.C. y F. (Licensee) dated as of April 1, 1995.

           31   Options Agreement between R.J. Reynolds Tobacco Company (N.J.)
and Souza Cruz S.A. dated as of December 5, 1994.

           32   Trademark License Agreement between R.J. Reynolds Tobacco
Company (N.J.) and Souza Cruz S.A. dated as of December 5, 1994.

           33   Copyrighted Material License Agreement between R.J. Reynolds
Tobacco Company (N.J.) and Souza Cruz S.A. dated as of December 5, 1994.





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           34   Customer Agreement (Letter of Appointment) between R.J.
Reynolds Tobacco Company and Mitani Free Zone, N.V. dated as of September 19, 1994.

           35   Customer Agreement (Letter of Appointment) between R.J.
Reynolds Tobacco Company and Gonzalo Quinto & Sons dated as of February 4,
1992.

           36   Customer Agreement dated as of 1/12/93 between RJ Reynolds
International, Inc. and Pitt & Co. Ltd.

           37   Exclusive Distribution Agreement for Duty Free Port of
Margherita, Venezuela dated 1/2/83 between RJ Reynolds Tobacco Company and Capriles Hermanos and Asociados, C.A.

           38   Exclusive Distribution Agreement between R.J. Reynolds Tobacco
Company and Compania Panamena de Comercio, S.A. (Distributor) dated as of November 6, 1986.

           39   License Agreement between R.J. Reynolds Tobacco Company (N.J.)
and Tabacalera Nacional S.A. (Licensee) dated as of February 27, 1992 (together with various modifications and extensions).

           40   Advertising Agreement dated 1/12/92 between RJ Reynolds
International Inc. and McCann-Erickson Marketing.

           41   Yves Saint Laurent Trademark License dated 13/4/91 between Yves
Saint Laurent Couture and RJ Reynolds Tobacco Company.






                                       4

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42





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